                                                                     EXHIBIT 2.1

                           ASSET PURCHASE AGREEMENT

                                BY AND BETWEEN

                      GTE GOVERNMENT SYSTEMS CORPORATION

                                      AND

                               TCSI CORPORATION



                                  DATED AS OF
                               NOVEMBER 20, 1998

                               TABLE OF CONTENTS

                                                                                  PAGE
ARTICLE 1 DEFINITIONS AND INTERPRETATION........................................     1
       1.1  Definitions.........................................................     1
       1.2  Interpretation......................................................     8

ARTICLE 2 PURCHASE AND SALE OF ACQUIRED ASSETS..................................     9
       2.1  Purchase and Sale...................................................     9
       2.2  Acquired Assets and Excluded Assets.................................     9
       2.3  License.............................................................    11
       2.4  Independent Development.............................................    11
       2.5  Required Consents; Contracts; Permits...............................    12
       2.6  Assumption of Certain Liabilities...................................    14
       2.7  Total Consideration.................................................    15
       2.8  Accounts Receivable; Reconciliation.................................    16

ARTICLE 3 THE CLOSING...........................................................    18
       3.1  Closing Date........................................................    18
       3.2  Transactions to Be Effected at the Closing..........................    18

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER..............................    18
       4.1  Organization, Standing and Power....................................    18
       4.2  Authority...........................................................    19
       4.3  No Violation; Consents..............................................    19
       4.4  Acquired Assets.....................................................    19
       4.5  Financial Statements................................................    20
       4.6  No Undisclosed Liabilities..........................................    20
       4.7  Accounts Receivable.................................................    20
       4.8  Compliance with Laws; Permits.......................................    20
       4.9  Acquired Contracts..................................................    21
       4.10 WorldWin Version 1.4................................................    23
       4.11 Real Property.......................................................    23
       4.12 Environmental Compliance............................................    23
       4.13 Tangible Assets.....................................................    24
       4.14 Intangible Assets...................................................    24
       4.15 Employees and Related Matters.......................................    25

                                       i
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
      4.16  Litigation..........................................................     26
      4.17  Tax Matters.........................................................     27
      4.18  Insurance...........................................................     27
      4.19  Absence of Changes or Events........................................     27
      4.20  Finders and Brokers.................................................     28
      4.21  Transactions with Related Parties...................................     28
      4.22  Restrictions on Business............................................     28
      4.23  Waiver..............................................................     28
      4.24  Disclaimer..........................................................     28

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................     29
       5.1  Organization, Standing and Power....................................     29
       5.2  Authority...........................................................     29
       5.3  No Violation........................................................     29
       5.4  Proceedings.........................................................     29
       5.5  Finders and Brokers.................................................     29

ARTICLE 6 COVENANTS OF SELLER...................................................     30
       6.1  Ordinary Course of Business.........................................     30
       6.2  Access and Disclosure; Incorporation of Confidentiality Agreement...     31
       6.3  Covenant Not to Compete; Non-Solicitation...........................     31
       6.4  Supplemental Disclosure.............................................     32
       6.5  Employees...........................................................     32
       6.6  Confidential Information............................................     32
       6.7  No Negotiations.....................................................     33
       6.8  Cooperation.........................................................     33
       6.9  No Inconsistent Transfers...........................................     33
       6.10 Transition Services.................................................     33

ARTICLE 7 COVENANTS OF PURCHASER................................................     33
       7.1  Employees...........................................................     33
       7.2  Retention of Employees..............................................     36

ARTICLE 8 MUTUAL COVENANTS......................................................     36
       8.1  Reasonable Efforts; Regulatory Approvals; Consents..................     36
       8.2  Further Assurances..................................................     36
       8.3  Expenses............................................................     36

                                       ii
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
       8.4  Bulk Transfer Laws..................................................     36
       8.5  Employee Benefit Plan Cooperation...................................     36

ARTICLE 9 TAX MATTERS...........................................................     37
       9.1  Filing of Returns...................................................     37
       9.2  Access to Books and Records.........................................     37
       9.3  Indemnification for Taxes...........................................     37
       9.4  Purchase Price Allocation...........................................     38

ARTICLE 10 CONDITIONS PRECEDENT.................................................     39
      10.1  Conditions to Each Party's Obligations..............................     39
      10.2  Conditions to Obligations of Purchaser..............................     39
      10.3  Conditions to the Obligation of Seller..............................     40

ARTICLE 11 TERMINATION, AMENDMENT AND WAIVER....................................     41
      11.1  Termination.........................................................     41
      11.2  Amendments and Waivers..............................................     41

ARTICLE 12 INDEMNIFICATION......................................................     42
      12.1  Indemnification by Seller...........................................     42
      12.2  Indemnification by Purchaser........................................     42
      12.3  Limitation on Indemnification Under Article 12......................     42
      12.4  Survival of Representations and Warranties..........................     43
      12.5  Termination of Indemnification......................................     43
      12.6  Procedures for Indemnification......................................     43

ARTICLE 13 MISCELLANEOUS PROVISIONS.............................................     45
      13.1  Amendment and Modification..........................................     45
      13.2  Notices.............................................................     45
      13.3  Assignment..........................................................     46
      13.4  Governing Law; Consent to Jurisdiction..............................     46
      13.5  Counterparts; Facsimile.............................................     47
      13.6  Entire Agreement....................................................     47
      13.7  Remedies............................................................     47
      13.8  Third Parties.......................................................     47
      13.9  Publicity...........................................................     47
      13.10 Schedules and Exhibits..............................................     48
      13.11 Severability........................................................     48
      13.12 No Partnership......................................................     48

                                      iii
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
     13.13  Waiver..............................................................     48
     13.14  Conflicts Between Agreements........................................     48

                           ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (the "Agreement") is dated as of November 20, 1998, by and between GTE GOVERNMENT SYSTEMS CORPORATION, a Delaware corporation ("Seller"), and TCSI CORPORATION, a Nevada corporation ("Purchaser"). Seller and Purchaser are sometimes individually or collectively referred to as a "Party" or the "Parties."

     Seller wishes to transfer to Purchaser and Purchaser wishes to acquire, upon the terms and subject to the conditions of this Agreement, all of the assets, other than the Excluded Assets (as defined below), of Seller associated with Seller's Network Management Organization division (the "NMO Unit," as described in more detail below) in exchange for cash and the assumption of certain liabilities.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, the Parties agree as follows:

                                   ARTICLE 1


                        DEFINITIONS AND INTERPRETATION

1.1  DEFINITIONS.
     ------------

     "Accounts Payable" means all accounts payable of Seller arising in the ordinary course of the Business.

     "Accounts Receivable" means all license fees, maintenance fees and other receivables owing to Seller and all notes, bonds and other evidences of indebtedness and rights to receive payments from any Person held by Seller arising out of the operation of the Business.

     "Acquired Assets" is defined in SECTION 2.2A.

     "Acquired Contracts" is defined in SECTION 2.2A(VIII).

     "Acquired Records" means all the files, books, records, manuals, correspondence, price lists, mailing lists, customer lists, distribution lists, production data, sales and promotional materials and records, purchasing materials and records, research and development files, accounting records, sales order files, papers, data and similar items of Seller related to the Acquired Assets or the Business, including all records and materials maintained at the headquarters of the NMO Unit on the Leased Real Property, but excluding all files, books, records, correspondence, lists, papers, data and other items listed above related exclusively to the Excluded Assets and not located on the Leased Real Property. Acquired Records shall include any tax records primarily related to the Business or the Acquired Assets and exclude any tax records not primarily related to the Acquired Assets or the Business.

     "Affiliates" is defined in SECTION 4.21.

     "Agreement" is defined in the introductory paragraph hereto.

     "Ancillary Agreements" means the Bill of Sale and Assignment, the Assumption Agreement, the Intellectual Property Assignment Agreements, the Transition Services

Agreement, the Lease Assignment, the Seller License Agreement and the Domain Name Registration Agreement.

     "Assigned Development Environment" is defined in SECTION 2.2a(iii).

     "Assigned Know-How" is defined in SECTION 2.2a(xiii).

     "Assigned Software" is defined in SECTION 2.2a(iv).

     "Assigned Technical Documentation" is defined in SECTION 2.2a(i).

     "Assumed Liabilities" is defined in SECTION 2.6a.

     "Assumption Agreement" means the Assumption Agreement of Purchaser, dated as of the Closing Date, in the form of Exhibit A.

     "Bill of Sale and Assignment" means the Bill of Sale and Assignment Agreement of Seller, dated as of the Closing Date, in the form of Exhibit B.

     "Bonus Date" is defined in SCHEDULE 7.2.

     "Business" means the business of the NMO Unit, including the development, marketing and support of Software for network operations support and management for the telecommunications industry, including WorldWin.

     "Business Day" means any weekday other than a national holiday or a holiday in the state of California, New York or Washington on which commercial banking institutions are closed.

     "California Courts" is defined in SECTION 13.4b.

     "Cause" means: (i) any act or failure to act by the employee which in the sole opinion of the management of Purchaser is in bad faith or in detriment to Purchaser or an affiliate of Purchaser; (ii) in the sole opinion of Purchaser's management, the employee refuses or fails to act in accordance with any direction or order of management or fails to follow Purchaser's policies and procedures; (iii) the employee exhibits, in the sole opinion of Purchaser's management, unfitness or unavailability for services; (iv) the employee exhibits, in the sole opinion of Purchaser's management, unsatisfactory performance or incompetence (in comparison to other employees with a similar salary level, position and responsibilities), misconduct, dishonesty or habitual neglect; or (v) the employee is convicted of a felony.

     "Closing" and "Closing Date" are defined in SECTION 3.1.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Computer Equipment" means computer equipment and related devices (including data processing hardware and related telecommunications equipment and media), but excluding any and all Software thereon or used therewith.

     "Confidential Information" is defined in SECTION 6.6.

     "Contract" means any contract, agreement, lease, license, commitment or other binding arrangement, whether written or oral.

     "Copyright" means any copyright in Software, Technical Documentation, proprietary information or other materials and all registrations and applications for registration pertaining thereto.

     "Court Order" means any judgement, decree, injunction, order, writ, award, determination or ruling of any Governmental Entity or arbitrator.

     "Current Assets" means Accounts Receivable and Inventory, in each case determined in accordance with GAAP and in a manner consistent with the assets included in those line items referenced in the Financial Statements.

     "Current Liabilities" means Current Liabilities (as determined in accordance with GAAP and in a manner consistent with the liabilities included in those line items referenced in the Financial Statements) except for Accrued Vacation, Accrued Payroll and Accrued Benefits (in each case as determined in accordance with GAAP and in a manner consistent with the liabilities included in those line items referenced in the Financial Statements) and other liabilities associated with employees or employee benefits.

     "Delaware Courts" is defined in SECTION 13.4b.

     "Development Environment" means all Software, development tools, data bases, database tools, utilities, libraries, compilers, assemblers, expert systems, rules-based engines, performance-based engines, other engines, procedures, methodologies, techniques, information and Intellectual Property, whether or not proprietary, used in or related to design, development, maintenance or quality assurance, including as related to or encompassing source code management, piloting and testing, regression test cases and test suites.

     "Domain Name Registration Agreement" means the Domain Name Registration Agreement, dated as of the Closing Date, in the form of Exhibit D attached hereto.

     "Employee" means an employee, full-time or part-time, of Seller that provides services in connection with the Business (except as primarily related to providing the Inter-Unit Services), including any employee who is temporarily absent from active employment for a reason such as illness, injury, layoff, workers' compensation, approved leave of absence or short-term disability.

     "Employee Benefit Plan" means any of the following arrangements (whether formal or informal, and whether written or unwritten) under which an employer has any liability to provide benefits or compensation to or on behalf of any employee, or the spouse or dependents of any employee:

     (a) any employee benefit plan within the meaning of Section 3(3) of ERISA, and

     (b) any other material profit-sharing, deferred compensation, incentive compensation, bonus, commission, stock option, stock purchase, severance pay, unemployment benefit, vacation pay, savings, dependent care, scholarship, accident, disability, weekly income, salary continuation or other compensation or fringe benefit plan or program.

     "Employment Agreement" is defined in SECTION 4.15b.

     "Enterprise Licenses" is defined in SECTION 4.9c.

     "Environmental Law" means any federal, state or local statute, regulation, rule or ordinance, and any judicial or administrative interpretation thereof, regulating the use, generation, handling, storage, transportation, discharge, emission, spillage or other release of Hazardous Substances or relating to the protection of the environment.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "ERISA Affiliate" means any entity that with Seller is: (i) a member of a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code; (iii) a member of an affiliated service group within the meaning of Section 414(m) of the Code; or
(iv) a member of a group of organizations required to be aggregated under
Section 414(o) of the Code.

     "Excess Payments" is defined in SECTION 2.8b.

     "Excluded Assets" is defined in SECTION 2.2b.

     "Excluded Contracts" is defined in SECTION 4.9c.

     "Excluded Liabilities" is defined in SECTION 2.6b.

     "Excluded Trademarks" is defined in SECTION 2.2b.

     "Extraordinary Collection Costs" is defined in SECTION 2.8c.

     "Financial Statements" is defined in SECTION 4.5.

     "GAAP" means United States generally accepted accounting principles.

     "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

     "Governmental Rule" is defined in SECTION 4.3.

     "GTE Former Employees" is defined in SECTION 7.1a.

     "Guarantee Date" is defined in SECTION 2.8a.

     "Guarantee Payment" is defined in SECTION 2.8a.

     "Guaranteed Receivables Amount" is defined in SECTION 2.7a(ii).

     "Hazardous Substances" means any hazardous substances as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C.
Section 9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Law and which has been generated, transported or disposed of by the applicable

Party or any predecessor in interest (or that has been found at any property owned or operated by such Party).

     "Indemnified Party" is defined in SECTION 12.6.

     "Indemnifying Party" is defined in SECTION 12.6.

     "Intangible Assets" is defined in SECTION 4.14a.

     "Intellectual Property" means any and all patents, patent applications, Copyrights, Trademarks, proprietary information and data, Software, confidential information and data, trade secrets, all other recognizable intellectual property rights, inventions, discoveries, improvements, creations, ideas, concepts, methods, processes, techniques, Technical Documentation, Know-How, Development Environment and protectable subject matter, and all claims and rights to the foregoing.

     "Intellectual Property Assignment Agreements" means the Intellectual Property Assignments, dated as of the Closing Date, for the Intellectual Property included in Acquired Assets, including assigned Copyrights and Trademarks, in the forms attached as Exhibit C.

     "Interim Balance Sheet" is defined in SECTION 4.5.

     "Interim Financial Statements" is defined in SECTION 4.5.

     "Inter-Unit Services" means those back-office and administrative support services provided by other units or divisions of Seller or Affiliates of Seller to the NMO Unit as described in Exhibit E.

     "Know-How" means information, methodologies, techniques, functions, know-how, inventions, discoveries, algorithms and ideas in whatever form, including
(i) trade secrets and confidential and proprietary information, (ii) information or ideas of a technical or creative nature, such as designs, specifications and concepts, and (iii) information or ideas of a business nature, such as product development plans, marketing and sales plans and forecasts, customer lists and other information regarding profits, costs, marketing, purchasing, sales, customers and suppliers.

     "Lease" means that certain Koll Business Center Lease dated January 9, 1997 between Seller and WRC Properties, Inc., and subject to (i) a sublease dated September 10, 1997 between Seller and Humongous Entertainment Inc. (the "Sublease") and (ii) a revocable license to occupy a portion of the Leased Real Property dated April 22, 1998 between Seller and GTE Communications Corporation (the "Revocable License").

     "Lease Assignment" means the assignment agreement dated as of the Closing Date in respect of the Lease, substantially in the form attached hereto as Exhibit F or otherwise reasonably satisfactory to Seller and Purchaser.

     "Leased Real Property" is defined in SECTION 4.11.

     "License Agreements" means all of the Contracts between Seller and any other Person pursuant to which Seller is granted any rights or licenses under any Third-Party Intellectual Property.

     "Licensed Intellectual Property" means the Intellectual Property to be licensed to Purchaser pursuant to the Seller License Agreement.

     "Lien" means any mortgage, claim, charge, lien, security interest, easement, right of way, pledge, restriction or other encumbrance.

     "Litigation" is defined in SECTION 4.16.

     "Losses" is defined in SECTION 9.3b.

     "Material Adverse Effect" means a materially adverse effect on or material change in the Business, the Acquired Assets or the Licensed Intellectual Property, taken as a whole, other than (i) economic conditions applicable to the United States of America generally or to the telecommunications industry, or
(ii) the execution of this Agreement or the transactions contemplated hereby.

     "1997 Financial Statements" is defined in SECTION 4.5.

     "NMCC" means (i) the Software developed or marketed by or on behalf of Seller under the "NMCC" or "Network Management Control Center" names or derivatives thereof (such as "NMCC II" or "Network Management Control II"), (ii) all prior versions, releases and predecessor Software of any of the foregoing,
(iii) all work in progress, including plans and ideas, related to any of the above and (iv) all components, modules, elements and designs of any of the above items (i), (ii) and (iii) existing as of the Closing Date.

     "NMM" means (i) the Software developed or marketed by or on behalf of Seller under the "NMM" or "Network Message Manager" names or derivatives thereof, (ii) all prior versions, releases and predecessor Software of any of the foregoing, (iii) all work in progress, including plans and ideas, related to any of the above and (iv) all components, modules, elements and designs of any of the above items (i), (ii) and (iii) existing as of the Closing Date.

     "NMO Unit," defined in the second paragraph of this Agreement, conducts the Business from its headquarters on the Leased Real Property.

     "Non-Disclosure Agreement" is defined in SECTION 6.2.

     "October 31 Receivables" means Accounts Receivable of the NMO Unit existing as of October 31, 1998 and set forth on SCHEDULE 4.7.

     "Paid Time Off Days" means the vacation, holiday and sick time provided by Purchaser to its employees and includes all of the days off (except for weekends) available to Purchaser's employees.

     "Parties" and "Party" are defined in the introductory paragraph of this Agreement.

     "Permit" means any permit, license, consent, franchise, approval or authorization from any Governmental Entity, including any environmental permit.

     "Permitted Liens" means mechanics', carriers', workmen's, repairmen's and other like Liens arising or incurred in the ordinary course of business.

     "Person" means any individual, corporation, partnership, joint venture, trust, business, association or other entity.

     "Purchaser" is defined in the introductory paragraph hereto.

     "Purchaser Ancillary Agreements" is defined in SECTION 5.2.

     "Reimbursement Payments" is defined in SECTION 2.8a.

     "Required Consent Contract" is defined in SECTION 2.5c.

     "Required Consent Permit" is defined in SECTION 2.5c.

     "Required Contract Consents" is defined in SECTION 4.3.

     "Required Permit Consents" is defined in SECTION 4.3.

     "Revocable License" is defined in the definition of "Lease."

     "Seller" is defined in the introductory paragraph hereto.

     "Seller Ancillary Agreements" is defined in SECTION 4.2.

     "Seller License Agreement" is defined in SECTION 2.3.

     "Software" means all software, in object, human-readable or source code, whether previously completed or now under development, including: programs, applications, databases, data files, coding and other software; components or elements thereof; programmer annotation; and all versions, upgrades, updates, enhancements and error corrections of all of the foregoing.

     "Sublease" is defined in the definition of "Lease."

     "Tangible Assets" is defined in SECTION 2.2a(ii).

     "Tax Indemnitee" is defined in SECTION 9.3d.

     "Tax Indemnitor" is defined in SECTION 9.3d.

     "Tax Returns" is defined in SECTION 4.17.

     "Taxes" means all federal, state, local and foreign taxes, charges, fees, levies and other assessments, including any income, alternative or add-on minimum tax, business and occupation, gross receipts, sales, use, ad valorem, value-added, transfer, franchise, profits, withholding, payroll, employment, excise, stamp, real and personal property, environmental or other tax, together with all interest, penalties and additions with respect thereto.

     "Technical Documentation" means all technical and descriptive materials, however recorded, including those related to the acquisition, design, development, use or maintenance of Software and its interface with Computer Equipment and telecommunications equipment, as well as (i) architectural designs, high-level designs, detailed designs, release notes and other design documents, (ii) system administration/management documentation, (iii) end-user documentation, (iv) installation guides, (v) functional and technical specifications, (vi) user interface specifications, (vii) documentation pertaining to piloting or testing,
(viii) documentation pertaining to new functions, new versions, new releases, developments, creations or improvements, (ix) quality assurance or development documentation and (x) programmer annotation.

     "Third-Party Intellectual Property" means all Intellectual Property owned by third parties, including Affiliates of Seller.

     "Threshold Amount" is defined in SECTION 12.3a.

     "Total Consideration" is defined in SECTION 2.7.

     "Trademarks" means trademarks, tradenames, applications for trademark registration, service marks, applications for service mark registration, domain names, registrations and applications for registrations pertaining thereto, and all goodwill associated therewith.

     "Transition Services Agreement" means the Transition Services Agreement between Seller and Purchaser, dated as of the Closing Date, in substantially the form of Exhibit G.

     "Use" means, with respect to any Intellectual Property and/or any embodiments thereof (including in tangible, intangible or other form), to reproduce, distribute (directly and/or indirectly), perform and display (publicly and/or otherwise), sublicense, access, install, disclose, prepare derivative works of and otherwise modify, make, have made, import, offer to sell, distribute, display, otherwise use and/or exploit, rent or sell any product or process based on, using or otherwise subject to such Intellectual Property and/or any such embodiment.

     "WorldWin" means (i) all Software currently developed or marketed under the "WorldWin," "InExchange," "InView," "InService" or "InForm" names or derivatives thereof, (ii) all prior versions, releases and predecessor Software of any of the foregoing, including Integrated Service Management 2000 ("ISM 2000") and derivatives thereof, NMM and NMCC, (iii) WorldWin Version 1.4 and all other work in progress, plans and ideas related thereto or to any of the above items (i),
(ii) and (iii) above and (iv) all components, modules, elements, and designs of any of the above items (i), (ii) and (iii) existing as of the Closing Date.

     "WorldWin Version 1.4" means the version of WorldWin under development by the NMO Unit as of the date of this Agreement and scheduled for completion on December 14, 1998.

1.2  INTERPRETATION. When a reference is made in this Agreement to a Section,
     --------------
     Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "included," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the phrase "without limitation." When used in this Agreement, the word "primarily" shall be deemed to be followed by the phrase "or exclusively." All accounting terms not defined in this Agreement shall have the meanings determined by GAAP. The Parties acknowledge that both Parties have participated in the drafting and preparation of this Agreement and the Ancillary Agreements and agree that any rule of construction to the effect that ambiguities are to be construed against the drafting party shall not be applied to the construction or interpretation of this Agreement or the Ancillary Agreements.

                                   ARTICLE 2


                     PURCHASE AND SALE OF ACQUIRED ASSETS

2.1  PURCHASE AND SALE. Upon the terms and subject to the conditions of this
     -----------------
     Agreement, Seller hereby agrees to sell, assign, transfer, convey and deliver to Purchaser, effective as of the Closing, and Purchaser hereby agrees to purchase, acquire and assume, effective as of the Closing, all of Seller's right, title and interest in, to and under the Acquired Assets, wherever located and whether or not reflected in Seller's corporate books. Purchaser shall pay Seller for the Acquired Assets pursuant to the terms of
     SECTION 2.7.

2.2  ACQUIRED ASSETS AND EXCLUDED ASSETS.
     ------------------------------------

     a. Subject to SECTION 2.5, "Acquired Assets" shall mean all properties, assets and rights, tangible and intangible, of every kind, nature and description, whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired, in any of the following (other than the Excluded Assets):

          (i) Technical Documentation for the Assigned Software (excluding Technical Documentation for NMM or NMCC as they existed prior to February 2, 1992) (the "Assigned Technical Documentation");

          (ii) except as set forth on SCHEDULE 2.2a(ii), all tangible assets, including equipment, supplies, parts, inventories, Computer Equipment, telecommunications equipment, office furniture, work-in-progress, finished products and other personal property (including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person) located on the date of this Agreement or otherwise acquired prior to the Closing on the Leased Real Property (the "Tangible Assets");

          (iii) the Development Environment for the Assigned Software existing as of the Closing Date, excluding Third-Party Intellectual Property subject to License Agreements identified in SECTION 4.9c or set forth on SCHEDULE 4.9c and Development Environment for NMM or NMCC as they existed prior to February 2, 1992 (the "Assigned Development Environment");

          (iv) (A) WorldWin, except for those portions of InExchange comprised of code incorporated in NMM as it existed on or prior to February 2, 1992 and those portions of InView comprised of code incorporated in NMCC as it existed on or prior to February 2, 1992; and

                (B) NMM and NMCC, except for those portions thereof comprised of code incorporated in NMM and NMCC on or prior to February 2, 1992

                (collectively, the "Assigned Software"), including the Trademarks associated therewith set forth on SCHEDULE 2.2a(iv) and the Copyrights therein, but excluding the Excluded Trademarks and Copyrights included in SECTION 2.2b(vi) or (vii);

          (v)     Current Assets of the NMO Unit;

          (vi)    prepaid expenses of the NMO Unit;

          (vii)   Permits related to the Business or the Acquired Assets;

          (viii) all rights and interests of Seller in all Contracts set forth on SCHEDULE 4.9a (the "Acquired Contracts"), including Seller's right to receive payment for products sold or licensed or services rendered pursuant to such Contracts;

          (ix)    Acquired Records;

          (x) claims against any Person arising out of the Business or the Acquired Assets, including all rights to recoveries for damages or defective goods, refunds, infringement and choses in action;

          (xi) sales, marketing, supplier and other management or operations data, information, materials, plans and forecasts, as well as customer, supplier and related lists and all goodwill associated with the Business or the Acquired Assets;

          (xii) License Agreements related to the Assigned Development Environment, Assigned Know-How and Assigned Software as set forth on SCHEDULE 4.9a;

          (xiii) Know-How to the extent that it (A) (1) is for the Assigned Software, Assigned Development Environment, Assigned Technical Documentation or other Acquired Assets, (2) has been produced or created by any employee or consultant of the NMO Unit in the course of providing services to the NMO Unit prior to the Closing Date, (3) is not Third-Party Intellectual Property subject to License Agreements set forth on SCHEDULE 4.9c or Know-How for NMM or NMMC as they existed prior to February 2, 1992, (4) exists on the Closing Date or (B) (1) is incorporated in the Assigned Software or the Assigned Development Environment or is described in the Assigned Technical Documentation or other records included in Acquired Assets, (2) is not Third-Party Intellectual Property subject to License Agreements set forth on SCHEDULE 4.9c or Know-How for NMM or NMMC as they existed prior to February 2, 1992, (3) exists on the Closing Date (collectively, the "Assigned Know-How"); and

          (xiv) all other properties, assets and rights of Seller (except NMM and NMMC as they existed prior to February 2, 1992) primarily relating to, or primarily used or held for use in the Business on the date hereof (or acquired prior to the Closing Date) existing as of the Closing Date and which are not Third-Party Intellectual Property subject to License Agreements set forth on SCHEDULE 4.9c.

     b. The term "Excluded Assets" shall consist of the following properties, assets and rights of Seller:

          (i) cash or cash equivalents on hand or in banks owned by Seller relating to the operations of the Business;

          (ii) all rights of Seller under this Agreement, the Ancillary Agreements and any other agreements, instruments and certificates delivered in connection with this Agreement;

          (iii) Excluded Contracts, including the License Agreements for Third-Party Intellectual Property described in SECTION 4.9c or as listed on SCHEDULE 4.9c;

          (iv) any Employee Benefit Plan maintained by Seller or an ERISA Affiliate, and any assets of such Employee Benefit Plan;

          (v) Trademarks related to the Business or the Acquired Assets owned by Seller or an Affiliate of Seller which include the name "GTE" or "GTE Logo" and any other tradename, trademark or service mark which includes any derivations of the foregoing ("Excluded Trademarks"); provided, that any Trademark (other than the name "GTE" or "GTE Logo") included in the Acquired Assets by reference in SCHEDULE 2.2a(iv) shall in no event be deemed an Excluded Trademark;

          (vi) NMM and NMCC as they existed on or prior to February 2, 1992 and Copyrights therein;

          (vii) the assets, properties and rights primarily connected to the Business through the provision of the Inter-Unit Services, including Copyrights therein; provided, that any tangible assets located on the Leased Real Property shall be deemed to be Acquired Assets; and

          (viii) all other properties, assets and rights of Seller or third parties not included in Acquired Assets.

2.3  LICENSE. Seller shall execute and deliver to Purchaser on the Closing Date
     -------
     a license in the form of Exhibit L (the "Seller License Agreement") and thereby shall grant Purchaser a license on the terms and conditions set forth therein.

2.4  INDEPENDENT DEVELOPMENT. Subject to SECTION 6.3 but notwithstanding any
     -----------------------
     other provision of this Agreement, nothing contained herein shall prevent Seller and Affiliates of Seller from (i) independently developing or having independently developed at any time (prior to or after the date of this Agreement) any Software, features, functionality, methodology or techniques included in or similar to the Assigned Software, Assigned Development Environment, Assigned Know-How and Assigned Technical Documentation included in Acquired Assets and (ii) using without restriction such independently developed Software, features, functionality, methodology and techniques. For the purposes of this SECTION 2.4, independent development shall not include development that is or was performed by the NMO Unit, including employees and consultants of the NMO Unit in the course of providing services to the NMO Unit.

2.5  REQUIRED CONSENTS; CONTRACTS; PERMITS. Nothing in this Agreement shall be
     -------------------------------------
     construed as an attempt by Seller to assign any Contract to the extent that such Contract is not assignable or transferable without a Required Contract Consent. Nothing in this Agreement shall be construed as an attempt by Seller to transfer or assign any Permit to the extent that such Permit is not assignable or transferable without a Required Permit Consent.

     a. If the Closing is consummated notwithstanding the absence of any Required Contract Consent or any Required Permit Consent, at such time as the applicable Required Contract Consent or Required Permit Consent has been obtained, the applicable Contract or Permit shall be assigned or transferred to Purchaser, and the obligations thereunder assumed by Purchaser (excluding any obligations or liabilities for any breach thereof occurring prior to the Closing or resulting from Seller's performance or non-performance prior to the Closing except as described in detail on SCHEDULE 4.9b), automatically without any other conveyance or other action by Purchaser, Seller or any other party; provided, however, that Seller shall provide Purchaser with documentation of such assignments and transfers (including executing and delivering assignment agreements) as Purchaser deems necessary.

     b. Prior to and after the Closing, Seller shall use reasonable commercial efforts to secure all Required Contract Consents and Required Permit Consents, each in form and substance reasonably satisfactory to Purchaser, and shall bear all non-material costs associated with obtaining such consents; provided, that Seller shall not be required to pay any compensation to any Person with respect to obtaining any Required Contract Consent or Required Permit Consent. After the Closing, Seller shall obtain Purchaser's consent before seeking any Required Contract Consent or Required Permit Consent or taking related action. Seller shall promptly inform Purchaser in detail of any requests for the payment of compensation by any Person that arise in the course of seeking Required Contract Consents or Required Permit Consents under Purchaser's direction. The payment of any such compensation shall be made by Purchaser in Purchaser's sole discretion, and any decision by Purchaser not to pay any compensation in connection with obtaining any Required Contract Consent or Required Permit Consent shall not relieve Seller of any of its obligations under this Section.

     c. If at any time after Closing during which there exists any Contract that would be assigned or transferred to Purchaser pursuant to this Agreement except for a lack of a Required Contract Consent (a "Required Consent Contract"), or any Permit that would be so transferred or assigned except for the lack of a Required Permit Consent (a "Required Consent Permit"), all rights, interests, obligations and liabilities of such Required Consent Contracts or Required Consent Permits shall remain with Seller, provided: (i) such Required Consent Contracts and Required Consent Permits shall be deemed to be included in Acquired Assets for the purposes of the representations and warranties of this Agreement; and (ii) Seller shall, until such time as the applicable Required Contract Consent or Required Permit Consent has been obtained:

               (A) hold the Required Consent Contracts and Required Consent Permits for the exclusive benefit of Purchaser at no cost to Purchaser, and in no event use any Required Consent Contract or Required Consent Permit for Seller's own purposes, nor assign, transfer or provide the benefit of any Required Consent Contract or Required Consent Permit to any other Person, affiliated or otherwise;

               (B) at no cost to Purchaser, follow Purchaser's directions with respect to administration of and performance under the Required Consent Contracts and the Required Consent Permits and cooperate with Purchaser in any lawful and commercially feasible arrangement to provide that Purchaser shall receive Seller's interest in the benefits under the Required Consent Contracts and the Required Consent Permits; provided, that Purchaser shall undertake to pay or satisfy the corresponding liabilities under the Required Consent Contracts or Required Consent Permits for the enjoyment of such benefits that have been so received by Purchaser to the extent that Seller would have been responsible (except as related to Seller's breach or failure to diligently perform its obligations, subject to Purchaser's duties under this
               SECTION 2.5c). Accordingly, Seller shall: provide Purchaser with all pertinent records and information; act as Purchaser's agent if necessary and expressly authorized by Purchaser in writing; to the extent requested and directed by Purchaser, perform or assist Purchaser (at Purchaser's sole expense) in satisfying Seller's obligations and liabilities under any Required Consent Contracts or Required Consent Permits that prohibit direct performance by Purchaser; allow Purchaser to act as subcontractor to Seller; enforce Seller's rights and provide Purchaser with the exclusive benefit of such rights; take all such actions and do, or cause to be done, all such things at the request of Purchaser as shall reasonably be necessary and proper in order that the value of any Required Consent Contract or Required Consent Permit shall be preserved and shall fully inure to the benefit of Purchaser; and pay over to Purchaser all monies or other assets collected by or paid to Seller in respect of such Contracts or Permits; and

               (C) not amend, modify, waive, change or alter the Required Consent Contracts or Required Consent Permits in any way without Purchaser's prior written consent.

     d. Notwithstanding any other provision of this Agreement, Purchaser shall in no event be obligated to perform or otherwise be liable under any Required Consent Contract if Seller cannot provide Purchaser with the full benefit of such contract by arranging with the other party(ies) to such Required Consent Contract for Purchaser to perform under such Required Consent Contract, sublicensing such Required Consent Contract to Seller, acting as Purchaser's agent or otherwise.

2.6  ASSUMPTION OF CERTAIN LIABILITIES.
     ----------------------------------

     a. Upon the terms and subject to the conditions of this Agreement, Purchaser hereby assumes and agrees to pay, perform and discharge when due, effective as of the Closing, only the following liabilities exclusively relating to the Acquired Assets or the Business (the "Assumed Liabilities"):

          (i) all Current Liabilities exclusively relating to the Business or the Acquired Assets to the maximum of (A) the amounts reflected on the Interim Balance Sheet, plus (B) any and all liabilities, obligations and commitments incurred after the Interim Balance Sheet date and in accordance with the terms of this Agreement, in the ordinary course of business, and consistent with prior practice;

          (ii) all obligations and liabilities of Seller under the Acquired Contracts set forth on SCHEDULE 4.9a, excluding any obligations or liabilities for any breach thereof occurring prior to the Closing or resulting from Seller's performance or non-performance prior to the Closing except as described in detail on SCHEDULE 4.9b; provided, that with respect to any Required Consent Contract, Purchaser shall assume the obligations thereunder only to the extent set forth in SECTION 2.5a;

          (iii) all obligations or liabilities for sales, use, transfer, documentary or registration taxes, charges or levies imposed by any government (in its capacity as a government and not as a customer or vendor) or any similar taxes (but not including any income, franchise or business and occupation taxes) arising from or associated with the sale and transfer from Seller to Purchaser of the Acquired Assets, the license by Seller of the Licensed Intellectual Property, the execution and delivery of the Ancillary Agreements and other documents contemplated by this Agreement or the assumption by Purchaser of the Assumed Liabilities; and

          (iv) notwithstanding SECTION 2.6b(iii), all obligations and liabilities for Taxes attributable to the operation of the Business or ownership of the Acquired Assets subsequent to the Closing Date. To the extent that a taxable period encompasses but does not end on the Closing Date, the Parties agree that Taxes pertaining to the Acquired Assets or the Business shall be allocated between the Parties. Taxes in the nature of ad valorem taxes, including real and personal property taxes, shall be allocated on a per diem basis according to the number of days during such period the Acquired Assets were owned by each Party. Taxes measured by gross or net income or gross receipts shall be allocated on a "closing of the books" basis, with Seller liable for Taxes arising out of the operation of the Business and ownership of the Acquired Assets through the Closing Date (excluding any Taxes arising from action of the Purchaser not in the ordinary course of business on the Closing Date but after the Closing).

          Notwithstanding anything else in this Agreement to the contrary, Purchaser shall not assume or be responsible for any obligations of Seller except the Assumed Liabilities. The Assumed Liabilities do not include any of the Excluded Liabilities.

     b. All other liabilities of Seller (including the NMO Unit) and its Affiliates shall be deemed "Excluded Liabilities" and shall not be assumed by Purchaser. Excluded Liabilities shall include all obligations and liabilities:

          (i) of Seller under this Agreement, the Ancillary Agreements, and any other agreements, instruments and certificates delivered in connection with this Agreement;

          (ii)    related to any of the Excluded Assets;

          (iii) subject to SECTION 2.6a(iv), for Taxes attributable to the operation of the Business or ownership of the Acquired Assets on or prior to the Closing Date;

          (iv)    under Employment Agreements;

          (v) under consulting agreements not specifically acquired by Purchaser by inclusion on SCHEDULE 4.9a;

          (vi) under all Employment Benefit Plans of Seller and Affiliates of Seller;

          (vii) without limiting the generality of SECTION 7.1e, arising out of or related to the employment of any person by Seller, including the termination by Seller of such person; and

          (viii) relating to or arising out of the operation of the Business, the ownership of the Acquired Assets or the ownership of the Licensed Intellectual Property, except as included in Assumed Liabilities or in SECTION 2.5a.

2.7  TOTAL CONSIDERATION.
     --------------------

     a. The total consideration for the Acquired Assets (the "Total Consideration") shall be a cash amount equal to the sum of:

          (i)     Four Million Eight Hundred Thousand Dollars ($4,800,000); plus

          (ii) the difference of (A) Two Million Eight Hundred Thousand Dollars ($2,800,000) less (B) the amount collected with respect to the October 31 Receivables prior to the Closing Date as set forth on SCHEDULE 4.7 (as updated pursuant to paragraphs b and e below) (such difference, the "Guaranteed Receivables Amount"); plus

          (iii) an amount equal to the product of (A) Two Hundred Sixty Thousand Dollars ($260,000) times (B) the number of weeks (including fractions thereof) from and including November 1, 1998 through and including the Business Day immediately preceding the Closing Date; minus

          (iv)    Eighty-One Thousand One Hundred Sixty-Seven Dollars ($81,167).

     B. SCHEDULE 4.7 as attached hereto on the date of this Agreement reflects Seller's collections of the October 31 Receivables through the date three Business Days prior to the date hereof. Seller shall provide Purchaser with an updated SCHEDULE 4.7 three (3) Business Days prior to the Closing Date setting forth, in reasonable detail, Seller's collections of October 31 Receivables through the date prior to the date of delivery of such updated schedule.

     c. The Total Consideration shall be calculated in accordance with the terms of SECTION 2.7a and shall be set forth on SCHEDULE 2.7c.
          SCHEDULE 2.7c as attached hereto as of the date hereof is based on
          SCHEDULE 4.7 as attached hereto as of the date hereof. Seller shall provide to Purchaser an updated SCHEDULE 2.7c three (3) Business Days prior to the Closing Date, based upon SCHEDULE 4.7 as updated by Seller as of such date.

     d. On the Closing Date, Purchaser shall pay the Total Consideration to Seller or its designee by wire transfer in immediately available funds to an account designated by Seller at least three Business Days prior to the Closing Date.

     e. In the event that Seller receives prior to the Closing Date any amount with respect to the October 31 Receivables not reflected on SCHEDULE
          4.7 as of the Closing Date, Seller shall promptly (and in any event within ten (10) days after the Closing) deliver such amount to Purchaser. Upon receipt of any such amount, Purchaser shall update
          SCHEDULE 4.7 to reflect the collection by Seller of such amount, and Total Consideration and the Guaranteed Receivables Amount (each as previously calculated) shall be deemed to be reduced by such amount.

     f. For purposes of classification, the Parties acknowledge and agree that all Accounts Receivable of the Business arising on or after November 1, 1998 shall be for the benefit of Purchaser. Any amounts collected or received by Seller in respect of such amounts at any time shall be delivered promptly to Purchaser.

2.8  ACCOUNTS RECEIVABLE; RECONCILIATION.
     ------------------------------------

     a. In the event that one hundred eighty (180) days after the Closing Date (the "Guarantee Date") with respect to the October 31 Receivables Purchaser has collected an amount less than the Guaranteed Receivables Amount, Seller shall pay to Purchaser (without any reduction or setoff) an amount equal to the difference between (i) the Guaranteed Receivables Amount and (ii) the amount collected by Purchaser with respect to the October 31 Receivables prior to the Guarantee Date (the "Guarantee Payment"). The Guarantee Payment shall not be subject to the Threshold Amount in SECTION 12.3a or limit on liability in SECTION 12.3a (or be applied to such Threshold Amount or limit on liability provided in ARTICLE 12). Following receipt of the Guarantee Payment, Purchaser shall remit to Seller any subsequent amounts collected on the October 31 Receivables until Purchaser has remitted an amount equal to the Guarantee Payment (the "Reimbursement Payments").

     b. In the event that Purchaser collects October 31 Receivables in excess of the Guaranteed Receivables Amount (whether before or after the Guarantee Date), the excess shall be divided equally between the Parties, and Purchaser shall remit Seller's share to Seller (the "Excess Payments").

     c. Purchaser shall make the same efforts to collect the October 31 Receivables (both during and after the Guarantee Period) as Purchaser makes with respect to its own accounts receivable in the normal course of business. Purchaser shall bear the cost of collections that are within Purchaser's normal course of business such as billing, phone calls to account debtors and attempting to resolve customer problems (without providing additional products or services). Purchaser shall not incur other collection costs that are not within its normal course of business (for example, the retention of third parties such as collection agencies or attorneys to assist in collections) (the "Extraordinary Collection Costs") without the prior written consent of Seller, which consent shall not be unreasonably withheld; provided, however, that Purchaser shall be able to incur Extraordinary Collection Costs without such consent to the extent that Purchaser is solely responsible for such Extraordinary Collection Costs. Except for the proviso in the preceding sentence, Extraordinary Collection Costs shall be deducted from all amounts collected on the October 31 Receivables when making any Guarantee Payment, Reimbursement Payments and Excess Payments.

     d. If Purchaser alters the terms of the October 31 Receivables outside the normal course of business (for example, reducing the amount owed on a receivable or exchanging all or part of a receivable for another form of consideration) without Seller's prior consent (such consent shall not be unreasonably withheld), then any amount by which the October 31 Receivables were reduced by such alteration shall be deemed to have been collected by Purchaser for the purpose of calculating the Guarantee Payment, Reimbursement Payments and Excess Payments.

     e. Beginning with the first full month following the Closing Date, Purchaser shall prepare and deliver to Seller within thirty (30) days after the end of that month a list of collections in that month (or with respect to the first such list, the period from the Closing Date through the end of that month) on October 31 Receivables identified by customer and invoice until such time as all the October 31 Receivables have been collected or as agreed by the Parties.

     f. All payments due under this SECTION 2.8 shall be by wire transfer (or as otherwise agreed by the Parties) in immediately available funds to an account designated by the Party receiving the payment. If Seller is obligated to make the Guarantee Payment, such payment shall be due and payable within thirty (30) days after the Guarantee Date and shall equal Purchaser's calculation of the Guarantee Payment as set forth on a statement, which shall also include in reasonable detail the basis of Purchaser's calculation of the Guarantee Payment, to be delivered by Purchaser to Seller within fifteen (15) days after the Guarantee Date. Any Reimbursement Payments or Excess Payments made by Purchaser shall be due and payable within thirty (30) days after the end of the month in which the receivables upon which such payments are based are collected by Purchaser.

     g. Seller and Purchaser shall cooperate with each other with respect to the obligations under this SECTION 2.8. Seller and Purchaser shall have the right to examine each other's books and records solely as they directly relate to the October 31 Receivables and resulting cash receipts; provided, that the examining party shall give the other party at least one (1) week's written notice, shall examine such books and records on the examined party's premises, shall conduct its examination so that it does not unreasonably interfere with the conduct of the examined party's operations, and shall treat all information obtained from such examination as confidential.

     h. Notwithstanding anything herein to the contrary, Purchaser shall have no obligation to Seller with respect to the October 31 Receivables after eighteen (18) months following the Closing Date.

                                   ARTICLE 3


                                  THE CLOSING

3.1  CLOSING DATE. The closing of the sale and transfer of the Acquired Assets
     ------------
     and Assumed Liabilities (the "Closing") shall take place at the offices of Purchaser's counsel Morrison & Foerster LLP, located at 425 Market Street, San Francisco, California, at 10:00 a.m. on the third Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE 10, or at such other time, date and place as shall be fixed by agreement between the Parties (such date of the Closing being the "Closing Date").

3.2  TRANSACTIONS TO BE EFFECTED AT THE CLOSING. At the Closing:
     -------------------------------------------
      a. Seller shall deliver to Purchaser each of the Seller Ancillary Agreements, duly executed by Seller, any necessary updates to the Schedules or Exhibits to this Agreement and such other documents as Purchaser or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the provisions set forth in this Agreement; and

     b. Purchaser shall (i) wire the Total Consideration in the manner provided in SECTION 2.7; and (ii) deliver each of the Purchaser Ancillary Agreements, duly executed by Purchaser, and such other documents as Seller or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the provisions set forth in this Agreement.

                                   ARTICLE 4


                   REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants on the date hereof and on the Closing Date to and for the benefit of Purchaser, as follows:

4.1  ORGANIZATION, STANDING AND POWER. Seller is a corporation duly organized,
     --------------------------------
     validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own, lease, operate and transfer its properties, including the Acquired Assets, and to conduct the Business as currently conducted. Seller is qualified or registered to do business and is in good standing in each state in which the nature of the Business conducted by it requires such qualification or registration.

4.2  AUTHORITY. Seller has all corporate power and authority to execute this
     ---------
     Agreement and the Ancillary Agreements to which it is, or is contemplated to be, a Party (the "Seller Ancillary Agreements") and to consummate the transactions contemplated thereby and by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and the execution and performance of the Seller Ancillary Agreements will be authorized by all necessary corporate action prior to the Closing. This Agreement constitutes, and upon execution each of the Seller Ancillary Agreements will constitute, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, such enforcement subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws of general application affecting creditors' rights and the application of general principles of equity.

4.3  NO VIOLATION; CONSENTS. Except as set forth on SCHEDULE 4.3, the execution,
     ----------------------
     delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not: (a) violate any law, judgement, order, decree, injunction, demand, assessment, statute, ordinance, rule or regulation ("Governmental Rule") that is applicable; (b) conflict with any provision of Seller's Certificate of Incorporation or Bylaws; (c) with respect to the assignment or transfer of any Acquired Contract, require (i) any registration, filing, authorization, application, notice, consent, approval, or waiver or (ii) the payment of any compensation to any licensor under a License Agreement or to any other Person not party to this Agreement ((i) and (ii) collectively, the "Required Contract Consents");
     (d) with respect to any Permit, require any registration, filing, authorization, application, notice, consent, approval, order, qualification or waiver (collectively, the "Required Permit Consents"); or (e) otherwise require any registration, filing, authorization, application, notice, consent, approval, or waiver. There is no proceeding pending or, to the knowledge of Seller, threatened against Seller or any of its Affiliates at law or in equity, or before any Governmental Entity, which might prohibit, interfere with or delay Seller's ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements. Seller shall be able to fully satisfy its duties and obligations with respect to Required Consent Contracts and Required Consent Permits set forth in SECTION 2.5.
     SCHEDULE 4.3 also describes any request or demand for the payment of compensation (including the sum involved) for the transfer or assignment of a Contract pursuant to this Agreement of which Seller has actual knowledge on or prior to the Closing Date.

4.4  ACQUIRED ASSETS. Except as set forth on SCHEDULE 4.4, Seller has good,
     ---------------
     valid and marketable title to the Acquired Assets (or, with respect to the Third-Party Intellectual Property included in Acquired Assets, holds Third-Party Intellectual Property by a valid and existing License Agreement consistent with Seller's use of such Third-Party Intellectual Property in the Business), fully transferable and assignable to Purchaser (except for the Required Contract Consents and Required Permit Consents set forth on
     SCHEDULE 4.3), free and clear of all Liens (other than Permitted Liens), not subject to any liability, or assignment, license or transfer of any interest therein except for the Assumed Liabilities, and not subject to an outstanding Court Order. No Affiliate or other unit or division of Seller has any rights in the Acquired Assets except as set forth on SCHEDULE 4.4. The Acquired Assets constitute all of the properties, rights and assets used in, necessary to conduct, or held by Seller for use in the Business from January 1, 1998 to the Closing Date, except for those Excluded Assets set forth in SECTION 2.2b(i)-(vii).

4.5  FINANCIAL STATEMENTS. Seller has furnished to Purchaser true and complete
     --------------------
     copies of: (a) the unaudited balance sheet and income statements for the NMO Unit for the fiscal year ended December 31, 1997 (the "1997 Financial Statements"), and (b) the unaudited balance sheet (the "Interim Balance Sheet") and income statements of the NMO Unit for the ten (10)-month period ending October 31, 1998 (such balance sheet and income statement, the "Interim Financial Statements") (collectively with the 1997 Financial Statements the "Financial Statements"), copies of which are attached hereto as SCHEDULE 4.5. Such Financial Statements have been prepared from the books and records of Seller in accordance with GAAP (except for the absence of footnotes, cash flow statements, changes in position and other presentation items required by GAAP) with respect to audited financial statements, and subject, in the case of the Interim Financial Statements, to normal year-end adjustments applied on a basis consistent with prior periods, and fairly and accurately present in all material respects the financial condition of the NMO Unit as of the date thereof or periods set forth therein. All of the revenues included in the Financial Statements have been derived from or based upon licenses or service Contracts for the Assigned Software.

4.6  NO UNDISCLOSED LIABILITIES. Except as set forth in SCHEDULE 4.6, Seller has
     --------------------------
     no debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature whatsoever arising out of or relating to the Business, the Acquired Assets or the Licensed Intellectual Property, other than: (a) liabilities set forth in the Interim Balance Sheet; (b) liabilities not required by GAAP to be included on a balance sheet for the NMO Unit, which liabilities in the aggregate are not material; (c) liabilities otherwise disclosed in this Agreement that Seller has agreed to retain; and (d) non-material liabilities incurred after the date of the Interim Balance Sheet in the ordinary course of the Business consistent with past practice.

4.7  ACCOUNTS RECEIVABLE. SCHEDULE 4.7 (a) provides an accurate and complete
     -------------------
     breakdown and aging of all the October 31 Receivables, which represent actual indebtedness incurred by the applicable account debtor and arose in the ordinary course of the Business of the NMO Unit, and (b) shows all collections with respect to the October 31 Receivables through the date hereof (or, in the case of each update delivered pursuant to SECTION 2.7b, through the date of delivery thereof). Except as set forth on SCHEDULE 4.7, Seller has no knowledge of any problems with respect to the collectibility of the October 31 Receivables other than collectibility problems which have arisen in the ordinary course of business and that individually and in the aggregate are not material. The October 31 Receivables have been entirely derived from licenses or service Contracts for the Assigned Software.

4.8  COMPLIANCE WITH LAWS; PERMITS. Except as set forth on SCHEDULE 4.8,
     -----------------------------
     Seller's operation of the Business and the NMO Unit has complied in all material respects with all laws, regulations, rules, ordinances, orders, judgements and decrees of all Governmental Entities applicable to the Business, the Acquired Assets, the Licensed Intellectual Property or the NMO Unit. Seller has not received any notice, written or oral, relating to violations or alleged violations or defaults under applicable laws, regulations, rules, ordinances, orders, judgements and decrees of all Governmental Entities. SCHEDULE 4.8 also contains a list of Permits applicable to the Business, the Acquired Assets, the Licensed Intellectual Property or the NMO Unit, all of which have been duly obtained and are in full force and effect, and there are no proceedings pending or, to Seller's knowledge, threatened which may result in the revocation, cancellation or suspension, or any adverse modification, of any thereof. Neither the ownership nor the use of the Acquired Assets or the Licensed Intellectual Property, nor the conduct of the Business, conflicts with the rights of any other Person or, with or without the passage of time and/or the giving of notice, will result in a default, right to accelerate or loss of rights under any terms or provisions of any lien, encumbrance, mortgage, deed of trust, lease, license, arrangement, understanding, law, ordinance, rule or regulation, or any order, judgement, or decree, to which Seller is a party or by which it may be bound or affected. To Seller's knowledge, there are no proposed laws, rules, regulations, ordinances, orders, judgements, decrees, governmental takings, condemnations or other proceedings which would be applicable to the Business, the Acquired Assets or the Licensed Intellectual Property and which might have a Material Adverse Effect either before or after the Closing.

4.9  ACQUIRED CONTRACTS.
     a. The Contracts set forth on SCHEDULE 4.9a constitute all of the Contracts used in, necessary to conduct or held by or entered into by Seller for use in or in connection with the Business as operated by Seller from January 1, 1998 to the Closing Date or related to the Acquired Assets (including Required Consent Contracts), except for the Excluded Contracts as described in SECTION 4.9c or set forth on SCHEDULE 4.9c.
        SCHEDULE 4.9a is organized as follows:

        (i)   License Agreements (not listed in (v) below);

        (ii) joint venture or similar contracts or agreements binding on Seller or otherwise affecting the Business or Acquired Assets;

        (iii) vendor agreements or purchase orders pursuant to which Seller receives goods or services which have not been fully paid by Seller or with respect to which a material obligation of the other party(ies) thereto remains outstanding, except such purchase orders or vendor agreements in which the obligation of Seller thereunder is less than $25,000 and which are hereby included in Acquired Assets by this reference (as are vendor agreements and purchase orders that are in force and have been fully paid by Seller).

        (iv) notes, mortgages, indentures and other obligations and agreements and other instruments for or relating to any lending or borrowing effected by Seller related to the Business or the NMO Unit or to which any of the Acquired Assets are subject;

        (v) License Agreements pertaining to Third-Party Intellectual Property incorporated in the Assigned Software;

        (vi) license agreements, maintenance agreements and other Contracts pursuant to which the Business or the NMO Unit (or Seller in connection with the NMO Unit) receives revenues or will in the future receive revenue;

        (vii) sales representative, sales agency or distribution agreements (not listed elsewhere on SCHEDULE 4.9a);

        (viii) the Lease, the Sublease, the Revocable License and any other Contracts pertaining to real property;

        (ix)   any consulting agreements;

        (x) any Contracts with Affiliates of Seller not otherwise included in the Schedule; and

        (xi)   other Contracts, agreements or arrangements.

        Seller has made available to Purchaser true and correct copies of all Acquired Contracts.

     b. Except as disclosed in SCHEDULE 4.9b, Seller has performed its obligations under the Acquired Contracts through the date hereof, and will diligently perform such obligations through the Closing, and neither Seller nor, to Seller's knowledge, any other party to any Acquired Contract is in material breach thereof or material default thereunder, and there does not exist, to Seller's knowledge, any event, occurrence, condition or act (including the execution, delivery and performance of this Agreement) that, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material breach of or default under any Acquired Contract.

     c. "Excluded Contracts" are the following (but only to the extent that they relate to the Acquired Assets or the Business):

        (i)   insurance policies of Seller;

        (ii)  Employment Agreements;

        (iii) Employee Benefit Plans or other Contracts involving an ERISA Affiliate of Seller;

        (iv) License Agreements pursuant to which the NMO Unit together with other units or divisions of Seller and/or of its affiliates receives rights in Third-Party Intellectual Property as a single licensee ("Enterprise Licenses"); provided, that the foregoing shall not include License Agreements for Third-Party Intellectual Property required to be listed on SCHEDULE 4.9c hereof that have not been so listed;

        (v) other License Agreements primarily relating to the Inter-Unit Services or to the clerical, administrative and support functions of the NMO Unit or the Business; provided the foregoing shall not include (1) those License Agreements for Third-Party Intellectual Property listed on SCHEDULE 4.9a and (2) License Agreements for Third-Party Intellectual Property required to be listed on
              SCHEDULE 4.9c hereof that have not been so listed.

        (vi) License Agreements and other Contracts listed on SCHEDULE 4.9c, organized as follows:

               (A) any consulting agreements not assumed by Purchaser by inclusion on SCHEDULE 4.9a;

               (B) any Enterprise Licenses for Third-Party Intellectual Property which would otherwise be included in the Assigned Software, the Assigned Know-How, the Assigned Development Environment or the Assigned Technical Documentation; and

               (C) any other License Agreements for Third-Party Intellectual Property which would otherwise be included in the Assigned Software, the Assigned Know-How, the Assigned Development Environment or the Assigned Technical Documentation that Seller does not have the right to transfer or license to Purchaser or does not have the right to transfer or license to Purchaser without the payment of compensation to any Person or that are not included in Required Consent Contracts;

4.10 WORLDWIN VERSION 1.4. As of the date of this Agreement, there is no delay
     ---------------------
     in the scheduled completion of WorldWin Version 1.4, including its design, implementation and coding.

4.11 REAL PROPERTY. Seller does not own any real property for the NMO Unit or
     --------------
     used in, necessary to conduct or held for use in the Business. The only real property used by Seller in connection with the Business in the period from April 22, 1998 to the Closing Date is that property leased pursuant to the Lease (the "Leased Real Property"), portions of which are subject to
     (a) the Sublease and (b) the Revocable License. Seller has not used in the period from April 22, 1998 to the Closing Date any portion of the premises covered by the Sublease or the Revocable License in the conduct of the Business. Seller has the right to possession of the Leased Real Property in accordance with the terms of the Lease. There are no restrictions on the use of the Leased Real Property that adversely affect the conduct of the Business as conducted in the period from January 1, 1998 to the Closing Date. Except as provided in the Sublease and the Revocable License, no Person other than Seller and its employees has the right to use or otherwise occupy any of the space that is included in the Leased Real Property.

4.12 ENVIRONMENTAL COMPLIANCE.
     -------------------------

     a. Except as set forth in SCHEDULE 4.12a, Seller has obtained all material permits, licenses and other authorizations which are required with respect to the operation of the Business or related to the Acquired Assets under the Environmental Law.

     b. Except as set forth in SCHEDULE 4.12b, Seller and the NMO Unit in the operation of the Business or with respect to the Acquired Assets are in compliance in all material respects with all terms and conditions of permits referenced above, licenses and authorizations, and are also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Law or contained in any regulation, code, plan, order, decree, judgement, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

     c. Except as set forth in SCHEDULE 4.12c, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, proceeding, notice or demand letter pending or, to the best knowledge of Seller, threatened against Seller pursuant to the Environmental Law or any regulation, code, plan, order, decree, judgement, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

4.13 TANGIBLE ASSETS. SCHEDULE 4.13 lists all of the material tangible assets
     ----------------
     included in Acquired Assets (the "Tangible Assets"), including all Computer Equipment. The Tangible Assets (a) are in good working condition and repair, except for normal wear and tear, and except for those Tangible Assets which in the ordinary course of business have been set aside or abandoned as worn out, obsolete or suitable only for standby use and (b) are fit for their intended purposes, and are useable in the ordinary course of the Business consistent with past practice. The Tangible Assets constitute all of the tangible assets, including equipment, supplies, parts, inventories, Computer Equipment, office furniture, work-in-progress, finished products and other personal property used in, necessary to conduct or held by Seller for use in the Business between January 1, 1998 and the Closing Date. None of the Tangible Assets are leased or otherwise subject to any Lien, except a Permitted Lien.

4.14 INTANGIBLE ASSETS.
     ------------------

     a. Except as set forth in SECTION 4.9c (including as set forth on SCHEDULE 4.9c), the Intellectual Property included in the Acquired Assets and the Licensed Intellectual Property (collectively, the "Intangible Assets") includes all of the Intellectual Property used in or necessary to conduct the Business as it has been conducted from January 1, 1998 to the Closing Date (with respect to the Licensed Intellectual Property, only to the extent rights are granted by the Seller License Agreement) or included in the Assigned Development Environment, the Assigned Know-How and the Assigned Software.

     b. Except for the Required Contract Consents, no Third-Party Intellectual Property rights included in the Intangible Assets will expire (including Seller's rights therein), terminate or be modified as a result of the execution and delivery of this Agreement or the Ancillary Agreements or the performance of Purchaser's or Seller's obligations hereunder or thereunder, including without limitation any change of control or sale of the NMO Unit or the Acquired Assets. Seller has no reason to believe that any Third-Party Intellectual Property or any component thereof is not owned by or has not been assigned or licensed to the licensor of such right.

     c. Except as indicated on SCHEDULE 4.14c, Seller, as of the date of this Agreement and as of the Closing Date, with respect to the Intangible Assets, (i) has no knowledge that it is infringing or violating the rights of any Person, (ii) is not infringing or violating, and will not as a result of the transactions contemplated by this Agreement or any of the Ancillary Agreements infringe or violate, the rights of any Affiliate of Seller or other unit or division of Seller, and (iii) has not received notice of, and has no knowledge of, (A) a challenge to the validity or ownership of such Intangible Assets or (B) infringement by any third party of the Intangible Assets (other than Third-Party Intellectual Property).

     d. All of the License Agreements used in, necessary to conduct or held by Seller for use in the Business are included in Acquired Contracts by listing on SCHEDULE 4.9a or are included in Excluded Contracts by description in SECTION 4.9c or listing on SCHEDULE 4.9c. Except as disclosed on SCHEDULE 4.9b in the case of License Agreements included in Acquired Contracts or on SCHEDULE 4.14d in the case of License Agreements included in Licensed Intellectual Property, Seller has performed its obligations under the License Agreements included in Intangible Assets through the date hereof and will perform such obligations through the Closing, and neither Seller nor, to Seller's knowledge, any other party to any License Agreement is in material breach thereof or material default thereunder, and there does not exist, to Seller's knowledge, any event, occurrence, condition or act (including the execution, delivery and performance of this Agreement and the Ancillary Agreements) that, with the giving of notice, the lapse of time, or the happening of any further event or condition, would become a material breach of or default under any License Agreement. No Third-Party Intellectual Property is included in Intangible Assets except pursuant to a License Agreement.

     e. All current Employees have executed Seller's form of proprietary information and inventions agreement (a copy of which is attached as SCHEDULE 4.14e), and Seller has a policy of requiring its employees to execute such agreement upon commencing employment with Seller. No current or former Employee of the NMO Unit or current or former consultant of Seller who has provided services to the NMO Unit, to Seller's knowledge, is in violation of any material term of any of the following written agreements, if any: employment contract, patent disclosure agreement, proprietary information agreement, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or agreement or any restrictive covenant relating to the use of trade secrets or proprietary information of others.

     f. Seller has taken reasonable measures to protect and preserve the Intangible Assets, including (i) the Trademarks included in Intangible Assets, and (ii) the Copyrights included in Intangible Assets, but such Copyrights have not been registered.

     g. Except as set forth on SCHEDULE 4.14g, Seller has all rights in the Licensed Intellectual Property necessary to license, or sublicense, as the case may be, the Licensed Intellectual Property to Purchaser on the terms of the Seller License Agreement (except as specified in the list of Required Contract Consents set forth on SCHEDULE 4.3). The Licensed Intellectual Property is not subject to any Lien, liability, assignment or other transfer of any interest therein that would prohibit, materially interfere with or otherwise materially adversely affect Seller's license of the Licensed Intellectual Property to Purchaser. The Licensed Intellectual Property is not subject to an outstanding Court Order.

4.15  EMPLOYEES AND RELATED MATTERS.
      ------------------------------

     A. SCHEDULE 4.15a sets forth a true and complete list of all Employees. For each Employee, SCHEDULE 4.15a includes as of the date of this
         Agreement: (i) title or job description; (ii) salary or rate of pay (including any bonuses paid since December 31, 1997); (iii) accredited service date for pension plan purposes with

         Seller or any Affiliate thereof or any predecessor of either; and
         (iv) the amount and a description of the terms and conditions of any bonus to be received with respect to the scheduled completion of WorldWin Version 1.4 not paid as of the Closing Date. Except for any increases or changes which were in the ordinary course of business, from January 1, 1998 Seller has not increased and will not increase the compensation payable or to become payable to any of the Employees or changed the method of calculating any presently existing bonus, percentage compensation, service award or other like benefit, granted, made or accrued to or to the credit of any of the Employees.

     B. SCHEDULE 4.15b sets forth a complete and correct list of all Employee Benefit Plans maintained or contributed to by Seller or any ERISA Affiliate in respect of or for the benefit of current or former Employees. All contributions required to have been made as of the date of this Agreement to such Employee Benefit Plans have been made, and any contributions pertaining to benefits earned by such Employees prior to the Closing Date that are not required to or have not been made prior to the date of this Agreement will be made not later than the time required. Seller shall be solely responsible for satisfying any obligations to the Employees that are related to any Employee Benefit Plans and shall hold Purchaser, the Business and the Acquired Assets harmless from any liability arising therefrom. SCHEDULE 4.15b also includes a list of each material written or oral employment, retention, severance, termination or similar Contract between Seller or any ERISA Affiliate and any Employee (each an "Employment Agreement"). There are no pending court orders or decrees or material claims, nor, to the best of Seller's knowledge, threatened claims, under any Employment Agreement or any Contract (express or implied), law, statute or regulation pertaining to employment of any Employee or termination thereof.

     c. There are no labor unions or associations representing Employees, and no material work stoppage by Employees is pending or, to Seller's knowledge, threatened. Seller is not a party to, affected by or, to the knowledge of Seller, threatened with any dispute or controversy with respect to any collective bargaining agreement, any unionizing activity or organization or election efforts relating to the NMO Unit or the Business, or arbitration or administrative proceedings involving any current or former Employee.

     d. Except as set forth in SCHEDULE 4.15d, with respect to the Business, Seller is in material compliance with all statutes, decrees, orders and regulations relating to employment, including, without limitation, labor relations, health, safety and affirmative action.

4.16 LITIGATION. Except as set forth on SCHEDULE 4.16, there is no action, suit,
     -----------
     claim or administrative action of which Seller has received written notice or, to Seller's knowledge, which is threatened against the NMO Unit, the Business, the Acquired Assets or the Licensed Intellectual Property, nor is there any arbitration, administrative action or other proceeding, nor any criminal prosecution pending or, to Seller's knowledge, threatened involving the NMO Unit, the Business, the Acquired Assets or the Licensed Intellectual Property, nor is there any governmental investigation or inquiry of which Seller has received written notice or, to the best of Seller's knowledge, which is threatened involving the NMO Unit, the Business, the Acquired Assets or the Licensed Intellectual Property, at law or in equity before any Governmental Entity or arbitrator

     (collectively, "Litigation"). Seller has not received written notice and does not otherwise have knowledge of any threatened claim or investigation that would reasonably be expected to result in Litigation. None of the NMO Unit, the Business, the Acquired Assets or the Licensed Intellectual Property is subject to any Court Order.

4.17 TAX MATTERS. Except as set forth on SCHEDULE 4.17, all federal, state,
     -----------
     local and foreign tax returns and declarations of estimated tax reports ("Tax Returns") required to be filed by or with respect to the NMO Unit, the Business, the Acquired Assets or the Licensed Intellectual Property with respect to all Taxes have been filed (or will be filed) in a timely manner (within any applicable extension period), and all Taxes due with respect to the NMO Unit, the Business, the Acquired Assets or the Licensed Intellectual Property have been or will be paid when due. There are no Liens upon any of the Acquired Assets with respect to Taxes due and payable.

4.18 INSURANCE. Seller has properly maintained, or caused to be maintained, all
     ---------
     policies of fire, casualty, liability and other forms of insurance (including self-insurance) in the types and amounts customarily maintained in connection with the ownership of assets and the operation of businesses similar to the Acquired Assets and the Business in accordance with standard industry practice. Seller shall continue to maintain, or cause to be maintained, such insurance in the same types and amounts in full force and effect until the Closing Date.

4.19 ABSENCE OF CHANGES OR EVENTS. Except as set forth in SCHEDULE 4.19, since the date of the Interim Balance Sheet Seller has conducted the Business in the ordinary course and in substantially the same manner as previously conducted, and there has not occurred an event or condition that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect. In addition, since the date of the Interim Balance Sheet:

     a. Seller has not sold, mortgaged, pledged, encumbered, subjected to any Lien (other than Permitted Liens) or security interest, granted rights or licenses to, or assigned or transferred any of its properties or other assets, or placed any restriction on the Acquired Assets or Business except in the ordinary course of business consistent with past practice;

     b. Seller has not suffered any physical damage, destruction or loss to any of the Acquired Assets, whether or not covered by insurance;

     c. Seller has not changed in any material respect any of its accounting principles or the methods of application thereof (including any change in depreciation or amortization policies or rates);

     d. Seller has not discharged or satisfied any Lien, charge or encumbrance, or paid any liabilities, other than in the ordinary course of its business consistent with past practice, or failed to pay or discharge when due any liabilities, and Seller has not accelerated the collections of, or otherwise attempted to collect, the Accounts Receivable except in the ordinary course of business consistent with past practice;

     e. Seller has not incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except Current Liabilities for trade or business obligations incurred in the ordinary course of business consistent with prior practice, none of which, in the individual or in the aggregate, materially and adversely affects the Business or the Acquired Assets; and

     f. With respect to the Acquired Assets and the Licensed Intellectual Property, Seller has not granted any exclusive licenses, and with respect to the Acquired Assets, Seller has not granted any licenses outside the normal course of business consistent with past practice or any licenses to Affiliates or other units or divisions of Seller.

4.20 FINDERS AND BROKERS. Seller has not retained any broker, finder or agent or
     --------------------
     agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement.

4.21 TRANSACTIONS WITH RELATED PARTIES. Except as set forth on SCHEDULE 4.21,
     ----------------------------------
     during the past two years Seller has not, in connection with its operation of the Business or with respect to the Acquired Assets, directly or indirectly purchased, leased from others or otherwise acquired any property, received a license to any Intellectual Property or otherwise allowed the Use of, or otherwise Used the Intellectual Property of, or obtained any services from, or sold, leased to others or otherwise disposed of any property, granted a license to any Intellectual Property, furnished any services to (in each case, with or without consideration), or otherwise dealt with (except with respect to remuneration for services rendered as a director, officer or employee of Seller), in the ordinary course of business or otherwise, (a) any Person beneficially owning ten percent (10%) or more of the common stock of Seller or (b) any Person who, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with Seller or another division or unit of Seller ("Affiliates"). Except as set forth on SCHEDULE 4.21, Seller, in connection with its operation of the Business, does not owe any amount to, nor has any contract with or commitment to, any Affiliates, directors, officers, employees, or consultants (other than, with respect to directors, officers and employees only, compensation for current personal services not yet due and payable and reimbursement of expenses arising in the ordinary course of providing such services), and none of such Affiliates, directors, officers, employees, or consultants owes any amount to Seller in connection with its operation of the Business.

4.22 RESTRICTIONS ON BUSINESS. Except as may be included in the terms of those
     -------------------------
     Contracts set forth on SCHEDULE 4.9a (Acquired Contracts) or set forth on
     SCHEDULE 4.9c (certain Excluded Contracts), Seller is not restricted by any Contract with third parties from carrying on the Business anywhere in the world or with respect to the type and nature of the activities or markets in which the Business may participate.

4.23 WAIVER. The representations and warranties contained in this Agreement, the
     -------
     Ancillary Agreements or any document delivered pursuant hereto or thereto shall not be affected or deemed waived by reason of the fact that Purchaser and/or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

4.24 DISCLAIMER. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE
     -----------
     ANCILLARY AGREEMENTS, SELLER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY AS TO ANY MATTER, EXPRESS OR IMPLIED.

                                   ARTICLE 5


                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants on the date hereof and on the Closing Date, to and for the benefit of Seller as follows:

5.1  ORGANIZATION, STANDING AND POWER. Purchaser is a corporation duly
     ---------------------------------
     organized, validly existing and in good standing under the laws of the State of Nevada. Purchaser has all requisite power and authority to carry on its business as now being conducted, and to own, lease, operate and transfer its properties and to conduct its business as currently conducted.

5.2  AUTHORITY. Purchaser has the corporate power and authority to execute this
     ----------
     Agreement and the Ancillary Agreements to which it is or will be a party (the "Purchaser Ancillary Agreements") and to consummate the transactions contemplated thereby and by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser, and, in the case of the Purchaser Ancillary Agreements, will be authorized by all necessary corporate action on the part of Purchaser prior to the Closing. Upon Purchaser's execution of this Agreement, this Agreement shall be a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, such enforcement subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws of general application affecting creditors' rights and the application of general principles of equity.

5.3  NO VIOLATION. The execution, delivery and performance by Purchaser of this
     -------------
     Agreement and the Purchaser Ancillary Agreements and the consummation of the transactions contemplated thereby and by this Agreement do not: (a) violate any Governmental Rule that is applicable to Purchaser; (b) conflict with any provision of Purchaser's Articles of Incorporation or Bylaws; (c) conflict in any material respect with any Contract or Permit to which Purchaser is a party which relates to Purchaser's ability to fulfill its obligations under this Agreement and the Ancillary Agreements; or (d) require any consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity.

5.4  PROCEEDINGS. There is no proceeding pending or, to the knowledge of
     ------------
     Purchaser, threatened in writing against Purchaser or any of its Affiliates at law or in equity, or before any Governmental Entity, which might prohibit, interfere with or delay Purchaser's ability to consummate the transactions contemplated by this Agreement. Neither Purchaser nor any of its Affiliates is subject to any judgement, order, writ, injunction, decree, demand or assessment issued by any Governmental Entity which might prohibit, interfere with or delay Purchaser's ability to consummate the transactions contemplated by this Agreement.

5.5  FINDERS AND BROKERS. Except for Purchaser's financial advisor, whose fee
     -------------------
     will be paid by Purchaser, Purchaser has not retained any broker, finder or agent or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement.

                                   ARTICLE 6


                              COVENANTS OF SELLER

6.1  ORDINARY COURSE OF BUSINESS.
     ----------------------------
     a. Until the Closing Date, except as otherwise consented to or approved by Purchaser in writing, and except as set forth in SCHEDULE 6.1a, Seller shall:

         (i) operate the Business in the ordinary course consistent with past practices;

         (ii) maintain the Tangible Assets of the Business in good repair and condition, ordinary wear and tear excepted, and continue to preserve and protect the Intangible Assets;

         (iii)  comply with all applicable Governmental Rules;

         (iv) maintain the books and records related to the NMO Unit, the Acquired Assets, the Licensed Intellectual Property and the Business on a basis consistent with prior periods;

         (v) with respect to the NMO Unit and the Business, perform in all material respects all of its obligations under all Contracts, including License Agreements;

         (vi) pay the Accounts Payable, rents and Taxes of Seller relating to the NMO Unit in the ordinary course of the Business;

         (vii) use all commercially reasonable efforts to (A) preserve the Business, (B) keep available to Seller the services of the GTE Former Employees and employees to be covered by the Transition Services Agreement, and (C) preserve the goodwill of licensors, suppliers, consultants, customers and others having business relations with the NMO Unit; and

         (viii) use commercially reasonable efforts, consistent with past practices, to collect the October 31 Receivables.

     b. Until the Closing Date, except as otherwise consented to or approved by Purchaser in writing, and except as set forth in SCHEDULE 6.1b, Seller shall not:

         (i) sell, lease, license or otherwise dispose of any Acquired Assets, other than in the ordinary course of the Business, grant any right or interest in the Acquired Assets to an affiliate, or create or permit the imposition of any Lien on any of the Acquired Assets, and with respect to Licensed Intellectual Property, sell, lease, license, or otherwise dispose of, or enter into any other Contract with respect to, the Licensed Intellectual Property in a manner which would prevent or interfere with the grant of the license under the Seller License Agreement;

         (ii) enter into any Contract with respect to the Business with a term greater than one year or obliging Seller to expend (or anticipated to cost Seller) more than Twenty-Five Thousand Dollars ($25,000);

         (iii) incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money with respect for the Business or the Acquired Assets;

         (iv)  with respect to the NMO Unit, enter any other line of business;

         (v) waive any material confidentiality rights pertaining to the Acquired Assets or the Business; or

         (vi) enter into any joint venture, partnership or other similar arrangement or form any other new material arrangement for the conduct of the Business or with respect to the Acquired Assets.

6.2  ACCESS AND DISCLOSURE; INCORPORATION OF CONFIDENTIALITY AGREEMENT. Seller
     ------------------------------------------------------------------
     will afford, or cause to be afforded, to Purchaser and its representatives access upon reasonable notice during normal business hours from the date of this Agreement until the Closing Date to all personnel, facilities, properties, books, Tax Returns and other Tax-related information, accounts, data, records, Contracts and documents pertaining to or included in the Acquired Assets or the Business, other than primarily relating to the Excluded Assets. Purchaser acknowledges that any information made available to Purchaser pursuant to this SECTION 6.2 is subject to the terms of that certain Non-Disclosure Agreement by and between Seller and Purchaser's financial advisor, the Strategic Ventures Group, dated April 21, 1998 (the "Non-Disclosure Agreement").

6.3  COVENANT NOT TO COMPETE; NON-SOLICITATION.
     ------------------------------------------

     a. In order to induce Purchaser to enter into this Agreement and to purchase the Acquired Assets and assume the Assumed Liabilities from Seller, and to enable Purchaser to obtain the full benefit of such purchase of the Acquired Assets, including the goodwill of the Business, Seller, for a period from and after the date hereof to and including the second anniversary of the Closing Date, shall not by itself directly, or assist any Affiliate to:

         (i) engage in, invest in, manage, operate, finance or control, or participate in the management, operation or control of, any Person that offers (A) network management solutions to any Person set forth on SCHEDULE 6.3a(i) or (B) an "OSP" or "Object Services Package" based network management solution to any Person, unless such Software is licensed by Purchaser to Seller subsequent to the date of this Agreement pursuant to an agreement expressly allowing such activities or is based upon Software so licensed. Notwithstanding the foregoing provisions, Seller may purchase or otherwise acquire up to ten percent (10%), in the aggregate, of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934; or

         (ii) with respect to the Business, either for itself or for any other Person, (A) induce or attempt to induce any employee to leave the employ of Purchaser or any entity controlled by or under common control with Purchaser, (B) in any way interfere with the relationship between Purchaser (or any entity controlled by or under common control with Purchaser) and any employee of Purchaser (or such entity), (C) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of Purchaser or any entity controlled by or under common control with Purchaser, or (D) induce or attempt to induce any customer, supplier or licensee of Purchaser or any entity controlled by or under common control with Purchaser, to cease doing business with Purchaser or such entity, or in any way interfere with the relationship between Purchaser and any customer, supplier or licensee of Purchaser or such entity.

     b.  In the event of a breach by Seller of any covenant set forth in this
         SECTION 6.3, the term of such covenant shall be extended by the period of duration of such breach. The terms and provisions of this SECTION
         6.3 shall not apply to the performance of Seller's obligations to Purchaser pursuant to the terms of the Transition Services Agreement.

6.4  SUPPLEMENTAL DISCLOSURE. In the period between the execution of this
     ------------------------
     Agreement and the Closing, Seller will promptly notify Purchaser in reasonable detail of (a) any matter that as of the date hereof would have been required to be set forth or listed in the schedules hereto or which otherwise is required to be provided as of the Closing, (b) any Material Adverse Effect or any event or circumstance coming to the knowledge of Seller that could be reasonably expected to have a Material Adverse Effect, or (c) any notice from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated in this Agreement or in any of the Ancillary Agreements; provided, that, for purposes of determining the rights and obligations of the Parties hereunder, any such supplemental or amended disclosure of any matter will not be deemed to have been disclosed to Purchaser unless Purchaser expressly consented in writing. At the request of Purchaser, Seller shall make available personnel of Seller to discuss with Purchaser any such event or circumstance, on reasonable terms and conditions.

6.5  EMPLOYEES. Subject to Purchaser's indemnification obligations set forth in
     ----------
     SECTION 7.1e, Seller shall be solely responsible for any obligations it may have to the Employees or the GTE Former Employees as a result of any termination of employment by Seller of such employees prior to, on or subsequent to the Closing Date. Seller shall make not later than the time required any contribution pertaining to benefits earned by current or former Employees prior to the Closing with respect to all applicable Employee Benefit Plans maintained or contributed to by Seller or any ERISA Affiliate to the extent that such contribution is not required or has not been made prior to the date of this Agreement.

6.6  CONFIDENTIAL INFORMATION. Seller acknowledges and agrees, subject to
     -------------------------
     SECTION 13.9, that all customer, prospect and marketing lists, sales data, financial data, Intellectual Property (but not including Licensed Intellectual Property), patent applications, proprietary information, Know-How, technology and trade secrets (and other secret information) included in the Acquired Assets (collectively, the "Confidential Information") are valuable, special and unique assets and will be owned exclusively by Purchaser. Seller agrees to treat the Confidential Information as confidential and not to disclose any Confidential Information (including without limitation any information Seller has previously treated as confidential) to any Person or, after the Closing, to make use of any Confidential Information for its own purposes or for the benefit of any other Person (other than Purchaser). Notwithstanding the foregoing, Seller shall have no obligation with respect to that portion of the Confidential Information which is or becomes publicly available without a breach of this
     SECTION 6.6, is rightfully received from a third party, is independently developed by or for Seller, or is previously approved in writing by Purchaser for disclosure.

6.7  NO NEGOTIATIONS. Seller, its employees, agents, shareholders, and/or
     ----------------
     representatives shall not engage in any discussions or negotiations with third parties for the acquisition of the Acquired Assets or the NMO Unit by third parties. This provision shall terminate upon termination of this Agreement.

6.8  COOPERATION. Seller will take all such steps as may be necessary to put
     ------------
     Purchaser in actual possession and operating control of the Acquired Assets and Business as of the Closing Date.

6.9  NO INCONSISTENT TRANSFERS. Neither Seller nor any of its Affiliates will,
     --------------------------
     subsequent to the date of this Agreement, make any assignment, license or sub-license of any of the Intangible Assets that would be inconsistent with Purchaser's rights to the Intangible Assets granted pursuant to this Agreement and the Seller License Agreement.

6.10 TRANSITION SERVICES. Seller shall use reasonable efforts (not including any
     --------------------
     requirement to pay any additional compensation except as otherwise expressly agreed by the parties) to make available to Purchaser the services of those persons covered by the Transition Services Agreement and the GTE Former Employees. Any person covered by the Transition Services Agreement shall not provide services to Seller outside the scope of the Transition Services Agreement during the term of that agreement.

                                   ARTICLE 7


                            COVENANTS OF PURCHASER

7.1  EMPLOYEES.
     ----------

     a.  GTE Former Employees. Purchaser shall make written offers of
         ---------------------
         employment, effective as of the Closing Date, to a minimum of forty
         (40) Employees by Purchaser in its sole discretion as employees of Purchaser, on an at-will basis, after the Closing. No less than three days prior to the Closing Date, Purchaser shall provide to Seller a list of those Employees to whom Purchaser has made such offers, which list will be attached to this Agreement as SCHEDULE 7.1a. Purchaser will update such list and SCHEDULE 7.1a on the Closing Date to reflect all Employees to whom such offers were made prior to the Closing. The Employees listed on SCHEDULE 7.1a (as updated) are referred to herein as the "GTE Former Employees."

     b.  Seller Pension Plans. GTE Former Employees shall be considered
         ---------------------
         "Transferred Employees" by Seller and the ERISA Affiliates of Seller solely for the purposes of any defined benefit plans maintained by Seller or ERISA Affiliates of Seller; provided, that Seller acknowledges that Purchaser has not assumed responsibility for reviewing any such benefit plans, that Purchaser is not hereby assuming any obligations (to Seller, any Employee or any other Person) in respect of such benefit plans, and that the foregoing statement is made by Seller only. Seller will not represent to any Employee that Purchaser's employment of such Employee would be pursuant to a transfer of such GTE Former Employee from Seller to Purchaser or otherwise be a continuation of such Employee's employment with Seller in any form or that Purchaser will assume the obligations or otherwise be liable for any obligation of Seller, any ERISA Affiliate of Seller or any other Affiliate of Seller under any defined benefit plan or other Employee Benefit Plan; provided, that Seller may inform GTE Former Employees that while each GTE Former Employee's employment with Seller will be terminated, because Purchaser has offered to employ such GTE Former Employee under compensation terms that Seller believes to be comparable and to perform tasks that Seller believes to be substantially similar, such GTE Former Employees may not be eligible for partial or full severance benefits under Seller's Employee Benefit Plans pursuant to the "same desk rule." Seller will indemnify Purchaser for any claims made by any GTE Former Employee that Purchaser is obligated to pay severance amounts to such GTE Former Employee with respect to such plans.

     c.  Solicitation. Purchaser shall not, for a period of six (6) months after
         -------------
         the Closing Date, solicit for employment any Employees who are not listed on SCHEDULE 7.1a; provided, however, that prior to the expiration of the term of the Transition Services Agreement, Purchaser shall not be prohibited from soliciting for employment, or employing, persons providing services pursuant to the Transition Services Agreement. Seller does not guarantee that any or all of the GTE Former Employees will be available for employment with Purchaser on the Closing Date.

     d.  Employment Terms and Conditions.  Purchaser will make offers to those
         -------------------------------
         Employees selected by Purchaser on terms and conditions consistent with the provisions of SCHEDULE 7.1d. Notwithstanding any other provision of this Agreement, Purchaser will hire GTE Former Employees only after they have resigned or been terminated from employment with GTE, and Purchaser's employment of such GTE Former Employees will not be deemed a continuation of their employment with GTE. Purchaser will not assume any employment agreement, express or implied, with respect to the GTE Former Employees or any other employees of Seller.

     e.  Selection of Employees. Purchaser shall be solely responsible for
         -----------------------
         claims against Seller:

         (i) by GTE Former Employees employed by Purchaser solely to the extent such claims arise from or directly relate to the terms and conditions of Purchaser's employment of such GTE Former Employees and any termination of employment by Purchaser of such GTE Former Employees and only to the extent that liability is based upon such claims, as will be determined, in case such claims are made in conjunction with other claims outside the scope of this provision, by Purchaser and Seller through good-faith negotiation (but not with respect to the termination of the GTE Former Employees or other Employees by Seller or with respect to claims for severance amounts or other benefits under defined benefit plans and other Employee Benefit Plans maintained by Seller or ERISA Affiliates of Seller); provided, that Seller will not communicate to any Employee any term of employment by Purchaser not specifically set forth in this Agreement or which is inconsistent with this Agreement, including duration of employment, or

         (ii) by Employees solely to the extent such claims arise from or relate to legally prohibited discrimination in the process by which Purchaser has selected the individuals to whom it shall make offers of employment and only to the extent that liability is based on such claims, as will be determined, in case such claims are made in conjunction with other claims outside the scope of this provision, by Purchaser and Seller through good-faith negotiation (but not with respect to the termination of the GTE Former Employees or other Employees by Seller or with respect to claims for severance amounts or other benefits under defined benefit plans and other Employee Benefit Plans maintained by Seller or ERISA Affiliates of Seller).

         Purchaser shall hold Seller, its Affiliates and the Excluded Assets harmless from any cost or liability relating exclusively to the claims for which Purchaser is responsible under this Section and only to the extent that such cost and liability is based on such claims, as will be determined, in case such claims are made in conjunction with other claims outside the scope of this provision, by Purchaser and Seller through good-faith negotiation. The indemnification described in the preceding sentence shall be subject to ARTICLE 12. Seller shall in no event settle or compromise any claims with respect to any of the above, except to the extent that Seller has released Purchaser from its obligations hereunder in respect of such claims.

     f.  Benefits Eligibility and Service Credit. Purchaser shall provide
         ----------------------------------------
         benefits eligibility and service credit to GTE Former Employees as set forth on SCHEDULE 7.1f.

     g.  Paid Time Off. On and after the Closing Date, Purchaser shall provide
         --------------
         all the GTE Former Employees who, prior to the Closing, accept full-time positions with Purchaser effective as of the Closing with paid time off on terms consistent with SCHEDULE 7.1f. Purchaser shall have no obligation to provide any GTE Former Employee with any vacation or other paid time off accrued while such Employee was employed by Seller.

     h.  No Third-Party Beneficiary Rights. No provision of this Agreement shall
         ---------------------------------
         create any third-party beneficiary rights in any Employee or GTE Former Employee with respect to continued employment (or resumed employment) or any other matters, and no provision of this Agreement shall create any such rights in any such persons in respect of any benefit plan or arrangement.

7.2  RETENTION OF EMPLOYEES. With respect to GTE Former Employees who have
     -----------------------
     accepted full-time positions with Purchaser as of the Closing Date by signing Purchaser's employment offer letter in the form of Exhibit I, Purchaser's employment agreement in the form of Exhibit J, and Purchaser's proprietary information agreement in the form of Exhibit K, Purchaser will undertake the obligations set forth on SCHEDULE 7.2.

                                   ARTICLE 8


                               MUTUAL COVENANTS

8.1  REASONABLE EFFORTS; REGULATORY APPROVALS; CONSENTS. Seller and Purchaser
     --------------------------------------------------
     agree to use all commercially reasonable efforts, subject to the terms of this Agreement, to cause the Closing to occur. Without limitation of the foregoing, Seller and Purchaser agree to use all commercially reasonable efforts to obtain all approvals, consents or authorizations of, and make all required filings with, Governmental Entities. Each Party shall pay its own expenses incident to preparing and making such filings, including all legal fees and disbursements.

8.2  FURTHER ASSURANCES. Each Party agrees, at any time and from time to time
     ------------------
     before or after the Closing, upon the request of the other Party, to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, filings, forms, registrations and other documents (including with respect to domain names, Trademarks, Copyrights and the Lease) as may be reasonably required, without enlarging or extending any obligation or liability of either Party beyond what is otherwise contemplated by this Agreement, to facilitate the transactions contemplated by this Agreement and the Ancillary Agreements, to fulfil its obligations under this Agreement and the Ancillary Agreements, or to register, file or otherwise record, to the extent applicable, the transfer of the Acquired Assets (including Copyrights, Trademarks and domain names) from Seller to Purchaser and the grant of the Licensed Intellectual Property by Seller to Purchaser.

8.3  EXPENSES. Except as provided in SECTION 9.4, regardless of whether the
     --------
     Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

8.4  BULK TRANSFER LAWS. Purchaser hereby waives compliance by Seller with the
     ------------------
     provision of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser. Seller shall indemnify and hold harmless Purchaser from liabilities and costs (including attorneys' fees) that may be asserted by third parties against Purchaser as a result of noncompliance with any such bulk transfer law.

8.5  EMPLOYEE BENEFIT PLAN COOPERATION. Purchaser shall refer to Seller any
     ---------------------------------
     claim presented by any GTE Former Employee to Purchaser for benefits under a Seller Employee Benefit Plan made on or after the Closing Date arising from a disability, loss or other cause incurred before the Closing Date. Seller or the relevant Seller Employee Benefit Plan shall evaluate such claim for benefits to determine whether to pay such claim in accordance with general procedural and substantive standards applicable to active Seller employees covered by the Seller Employee Benefit Plans. Seller and Purchaser shall assist and cooperate with each other in providing each other with any records, documents or other information within their respective control or to which they have access that is reasonably requested by the other as necessary to the disposition, settlement or defense of any claim by a GTE Former Employee under either the Purchaser Employee Benefit Plans or the Seller Employee Benefit Plans. Nothing in this Agreement shall require Seller or any of its Affiliates to transfer assets or reserves with respect to the Seller Employee Benefit Plans to Purchaser or the Purchaser Employee Benefit Plans.

                                   ARTICLE 9


                                  TAX MATTERS

9.1  FILING OF RETURNS. In connection with the preparation and filing of Tax
     -----------------
     Returns as of and after the Closing Date, Purchaser and Seller shall cooperate and exchange information as needed to accomplish the matters contemplated by this ARTICLE 9.

9.2  ACCESS TO BOOKS AND RECORDS. After the Closing, upon reasonable notice, the
     ---------------------------
     Parties will give to the representatives, employees, counsel and accountants of the other access, during normal business hours, to records relating to periods pertaining to the Business, Acquired Assets or Licensed Intellectual Property prior to or including the Closing Date, and will permit such persons to examine and copy such records, in each case to the extent reasonably requested by the other Party in connection with Tax and financial reporting matters (including any Tax Returns and related information), audits, legal proceedings, governmental investigations and other business purposes (including such financial information and any receipts evidencing payment of Taxes as may be requested by Seller to substantiate any claim for Tax credits or refunds); provided, however, that nothing herein will obligate either Party to take actions that would unreasonably disrupt the normal course of its business or violate the terms of any Contract to which it is a party or to which any of its assets is subject. Seller and Purchaser will cooperate with each other in the conduct of any Tax audit or similar Tax proceedings involving or otherwise relating to the Business (or the income therefrom or assets thereof) with respect to any Tax, and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this SECTION 9.2.

9.3  INDEMNIFICATION FOR TAXES.
     --------------------------

     a. In accordance with the terms of SECTION 2.6a(iv), Seller and Purchaser shall be liable for Taxes pertaining to the operation of the Business and ownership of the Acquired Assets.

     b. To the extent liable under SECTION 9.3a, Seller agrees to indemnify and hold harmless Purchaser, its affiliates, successors and permitted assigns from and against any and all any losses, damages or expenses (including attorneys' fees and other costs and expenses incident to any lawsuit, action, investigation or other proceeding) (collectively, "Losses") incurred or suffered by Purchaser arising from (i) any breach of the representations contained in SECTION 4.17 (Tax Matters) or (ii) the failure of Seller to perform any of the agreements or undertakings made by Seller in this ARTICLE 9.

     c. To the extent liable under SECTION 9.3a, Purchaser agrees to indemnify and hold harmless Seller, its Affiliates, successors and permitted assigns from and against any and all Losses incurred or suffered by Seller arising from the failure of Purchaser to perform any of the agreements or undertakings made by Purchaser in this ARTICLE 9.

     d. Either Party seeking indemnification under this ARTICLE 9 (the "Tax Indemnitee") shall give the other Party (the "Tax Indemnitor") notice of any claim (whether proposed or final) by a taxing authority involving Taxes for which the Tax Indemnitee will seek indemnification, no later than twenty (20) business days after receipt of written notice of such claim by the Tax Indemnitee; provided, however, that the failure of the Tax Indemnitee to so notify the Tax Indemnitor shall not preclude any indemnity hereunder unless and to the extent that such failure has materially and adversely affected the Tax Indemnitor's contest rights with respect to the claim. The Tax Indemnitor shall have the right to control and settle such claim; provided, however, that to the extent the Tax Indemnitor is not liable under SECTION 9.3a for the entire amount of the Tax relating to such claim, at the Tax Indemnitee's option, (i) the Tax Indemnitor shall have the right to control the proceeding and to settle such claim with the approval of the Tax Indemnitee (which approval shall not be unreasonably withheld), (ii) the Tax Indemnitee shall have the right to control the claim and to settle such claim with the approval of the Tax Indemnitor (which approval shall not be unreasonably withheld), or
          (iii) the Tax Indemnitor and Tax Indemnitee shall jointly control and mutually agree on a settlement of such claim.

     e. Neither Party shall be entitled to indemnification relating to Taxes unless the claim for indemnification is asserted in writing within one
          (1) year following the final determination of (and the expiration of the time to appeal) any audit examination, investigation or other proceeding relating to the Taxes for which indemnification is sought.

     f.   Notwithstanding anything to the contrary in this Agreement (including
          ARTICLE 12), the obligations imposed by SECTION 9.3a shall survive until ninety (90) days after the expiration of the applicable statute of limitations for assessment and collection of each Tax; provided, however, that in the event that a notice of claim for indemnity pursuant to this ARTICLE 9 is made during such period, indemnity with respect to such claim shall survive until such time as the claim is finally resolved. The indemnification provisions in ARTICLE 12 shall not apply to the Tax indemnification set forth in this SECTION 9.3.

     g. Notwithstanding anything to the contrary in this Agreement, Purchaser agrees to indemnify and hold harmless Seller from any and all taxes for which Purchaser has assumed liability under SECTION 2.6A(III).

9.4  PURCHASE PRICE ALLOCATION. Seller and Purchaser shall allocate the Total
     -------------------------
     Consideration and the Assumed Liabilities to the Acquired Assets consistent with SCHEDULE 9.4. Seller and Purchaser shall file and shall cause their respective affiliates to file all Tax Returns (including those returns and forms required under Section 1060 of the Code) consistent with SCHEDULE 9.4, unless otherwise required because of a change of applicable law.

                                  ARTICLE 10


                             CONDITIONS PRECEDENT

10.1  CONDITIONS TO EACH PARTY'S OBLIGATIONS. The obligation of each Party
      --------------------------------------
      hereto to consummate the Closing shall be subject to each of the following conditions (provided that waiver of any such condition by either Party shall not be deemed to release the other Party from any of its obligations hereunder):

     a.   No Litigation, Injunctions or Restraints. There shall be no suit,
          ----------------------------------------
          action or other proceeding before any Governmental Entity in which it is sought to prohibit the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, to restrict the transfer or use of any Acquired Assets or the grant of licenses or use of the Licensed Intellectual Property as set forth in the Seller License Agreement or to obtain substantial damages in connection therewith. No temporary restraining order or injunction or Court Order preventing the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements shall be in effect.

     b.   Ancillary Agreements. Each Party shall, where applicable, have duly
          --------------------
          executed each Ancillary Agreement to be executed by it.

10.2  CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to
      --------------------------------------
      consummate the Closing shall be subject to each of the following additional conditions (provided that waiver of any such condition by Purchaser shall not be deemed to release Seller from any of its obligations hereunder):

     a.   Representations and Warranties. The representations and warranties of
          ------------------------------
          Seller set forth in this Agreement and the Seller Ancillary Agreements shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true or correct would not reasonably be expected to have a Material Adverse Effect, and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

     b.   Performance of Obligations of Seller. Seller shall have performed or
          ------------------------------------
          complied in all material respects with all obligations, conditions and covenants required to be performed by it under this Agreement and the Seller Ancillary Agreements at or prior to the Closing, and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

     c.   Third-Party Consents. All of the Required Contract Consents and
          --------------------
          Required Permit Consents shall have been obtained and delivered to Purchaser in form and substance reasonably satisfactory to Purchaser, and all other registrations, filings, applications, notices, consents and approvals required in respect of the transactions contemplated hereby or by the Seller Ancillary Agreements shall have been filed, made or obtained, and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

      d.  Absence of Material Adverse Effect. There shall not have occurred any
          ----------------------------------
          event or condition which has had or would reasonably be expected to have a Material Adverse Effect.

      e.  Closing Documentation. Seller shall have delivered to Purchaser
          ---------------------
          written evidence reasonably satisfactory to Purchaser that all corporate and other proceedings required to be completed on the part of Seller in connection with this Agreement and the Seller Ancillary Agreements have been properly completed, and all documents incident thereto have been properly executed. Seller shall have taken all such steps as may be necessary to put Purchaser in actual possession and operating control of the Acquired Assets and Business and to allow Purchaser to fully utilize all rights to the Licensed Intellectual Property granted under the Seller License Agreement. In addition, Seller shall have delivered to Purchaser instruments of assignment, transfer and conveyance and such other documents, duly executed, necessary or desirable to transfer good and marketable title to the Acquired Assets to Purchaser as may be reasonably requested by Purchaser or Purchaser's counsel.

10.3  CONDITIONS TO THE OBLIGATION OF SELLER. The obligation of Seller to
      --------------------------------------
      consummate the Closing shall be subject to each of the following additional conditions (provided that waiver of any such condition by Seller shall not be deemed to release Purchaser from any of its obligations hereunder):

      a.  Representations and Warranties.  The representations and warranties of
          ------------------------------
          Purchaser set forth in this Agreement and the Purchaser Ancillary Agreements shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereunder and thereunder, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

      b.  Performance of Obligations of Purchaser. Purchaser shall have
          ---------------------------------------
          performed in all material respects all obligations required to be performed by it under this Agreement and the Purchaser Ancillary Agreements prior to the Closing Date, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

      c.  Closing Documentation. Purchaser shall have delivered to Seller
          ---------------------
          written evidence reasonably satisfactory to Seller that all corporate and other proceedings required to be completed on the part of Purchaser in connection with this Agreement and the Purchaser Ancillary Agreements have been properly completed, and all documents incident thereto have been properly executed.

                                  ARTICLE 11


                       TERMINATION, AMENDMENT AND WAIVER

11.1  TERMINATION.
      ------------

      a. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

          (i)   by mutual written consent of Seller and Purchaser;

          (ii)  by Seller if any of the conditions set forth in SECTION 10.1 or
                10.3 shall have become incapable of fulfillment, and shall not have been waived by Seller;

          (iii) by Purchaser if any of the conditions set forth in SECTION 10.1 or 10.2 shall have become incapable of fulfillment, and shall not have been waived by Purchaser; or

          (iv) by Seller or Purchaser, if the Closing does not occur on or prior to thirty (30) days following the execution of this Agreement by both Parties;

          provided, however, the Party seeking termination pursuant to clause
          (ii), (iii) or (iv) shall not be in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

      b. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this SECTION 11.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of:

          (i)   SECTION 6.2 (access and disclosure);

          (ii)  SECTION 8.3 (expenses);

          (iii) SECTIONS 4.20 and 5.5 (finder's fees and broker's fees);

          (iv)  this SECTION 11.1;

          (v) SECTION 13.4 (relating to governing law and consent to jurisdiction); and

          (vi)  SECTION 13.9 (publicity).

          Nothing in this SECTION 11.1 shall be deemed to release either Party from any liability for any willful breach by such Party of the terms and provisions of this Agreement.

11.2  AMENDMENTS AND WAIVERS. This Agreement may not be amended except by an
      ----------------------
      instrument in writing signed on behalf of each of the Parties hereto. By an instrument in writing, Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.

                                  ARTICLE 12


                                INDEMNIFICATION

12.1  INDEMNIFICATION BY SELLER. Other than with respect to Tax matters, which
      -------------------------
      are the subject of ARTICLE 9, Seller agrees to indemnify, defend and hold harmless Purchaser and its affiliates and their respective officers, directors, employees and agents, from and against Losses incurred or sustained by any of them as a result of:

      a. any breach of any warranty or the inaccuracy of any representation made by Seller in this Agreement or the Ancillary Agreements;

      b. the failure of Seller to perform any of the agreements or undertakings made by Seller in this Agreement or the Ancillary Agreements; or

     c.   the Excluded Assets and the Excluded Liabilities.

12.2  INDEMNIFICATION BY PURCHASER. Other than with respect to Tax matters,
      ----------------------------
      which are the subject of ARTICLE 9, Purchaser agrees to indemnify, defend and hold harmless Seller, and its Affiliates, and their respective officers, directors, employees and agents, from and against any Losses incurred or sustained by any of them as a result of:

      a. any breach by Purchaser of any of its representations or warranties made in this Agreement or the Ancillary Agreements;

     b. the failure of Purchaser to perform any of the agreements or undertakings made by Purchaser in this Agreement or the Ancillary Agreements;

     c. claims based upon the selection or non-selection of the GTE Former Employees to the extent set forth in SECTION 7.1e; or

     d.   Indemnity obligations Pursuant to Section 4.3 of Seller License
          Agreement.

12.3  LIMITATION ON INDEMNIFICATION UNDER ARTICLE 12.
      -----------------------------------------------

      a. Neither Party shall be entitled to indemnification pursuant to the provisions of this ARTICLE 12 until the total for all Losses for which the Party is seeking indemnification exceeds One Hundred Thousand Dollars ($100,000) (the "Threshold Amount"), at which point the Indemnified Party shall be entitled to indemnification for the entire amount of Losses and all Losses thereafter.

     b. Notwithstanding anything to the contrary contained in this Agreement, neither Party shall have any liability under any provision of this Agreement for, and in no event shall any Threshold Amount be applied to, any consequential damages of the Indemnified Party.

     c. The total indemnification payable by either Party under this ARTICLE 12 shall not in any event exceed Four Million Eight Hundred Thousand Dollars ($4,800,000); provided, however, that this limitation shall not apply (i) if the Party from which indemnification is being sought
          (A) has actual knowledge on or prior to the Closing of the breach of any representations and warranties made by that Party hereunder or under the Ancillary Agreements, (B) breaches any covenant of this Agreement or the Ancillary Agreements through willful, intentional or grossly negligent conduct (including failure to act) or
          (C) continues to breach a covenant twenty (20) days after receiving notice of such breach by the other Party or (ii) with respect to claims brought against Purchaser involving Use of the Acquired Assets (or the exercise of the rights granted pursuant to the Seller License Agreement under Licensed Intellectual Property) brought by (i) Seller,
          (ii) any Affiliate of Seller, or (iii) any transferee, licensee or sublicensee of Seller or any such Affiliate; provided, that such transfer, license, or sublicense occurred after the Closing Date and only to the extent such claim is based upon Intellectual Property included in Acquired Assets or Licensed Intellectual Property.

12.4  SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and
      ------------------------------------------
     warranties of Seller and Purchaser contained in this Agreement shall survive the Closing as follows:

      a. the representations and warranties in SECTIONS 4.1, 4.2, 5.1 and 5.2 (Corporate Organization and Authority), SECTION 4.4 (Acquired Assets),
          SECTION 4.13 (Tangible Assets) SECTION 4.14 (Intangible Assets) and
          SECTION 4.15b (Employee Benefit Plans) shall not expire;

      b. the representations and warranties relating to Litigation (SECTION 4.16), Taxes (SECTION 4.17) and Finders and Brokers (SECTION 4.20,
          SECTION 5.5) shall survive for the applicable statute of limitations;

      c. all other representations and warranties shall survive for a period ending two (2) years after the Closing Date;

      d. notwithstanding the survival periods set forth above, if a Party has actual knowledge on or prior to the Closing of the breach of any representations and warranties made by that Party hereunder, such representations and warranties shall survive the Closing and continue at least until the expiration of the statute of limitations period or periods applicable to them, including any statute of limitations governing fraud; and

      e. notwithstanding any other provision of this Section, if a claim has commenced or been filed within the applicable survival period for a representation and/or warranty as set forth above, such representation and/or warranty shall survive with respect to such claim until the final resolution of such claim.

12.5  TERMINATION OF INDEMNIFICATION. The obligations to indemnify and hold
      ------------------------------
      harmless either Party (a) pursuant to or included in SECTION 12.1a and
      SECTION 12.2a shall terminate when the applicable representation or warranty terminates pursuant to SECTION 12.4; and (b) pursuant to any other provisions of this Agreement shall not terminate.

12.6  PROCEDURES FOR INDEMNIFICATION.
      -------------------------------

      a. If any claim, suit or other legal proceeding shall be commenced, or any claim, suit or other legal proceeding be asserted, against either Party hereto or any other Person entitled to indemnification hereunder, and such Party or other Person (the "Indemnified Party") proposes to demand or seek indemnification pursuant to this ARTICLE 12, the Indemnified Party shall as soon as practicable (and in any event within ten (10) business days from the time that it receives written notice of such claim, suit or other legal proceeding) notify in writing the Party against whom indemnification is sought (the "Indemnifying Party") to such effect, and the Indemnifying Party shall have the right to assume, at its full cost and expense, the control of the legal proceeding (including the selection of counsel); provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. If the Indemnifying Party assumes the defense, the Indemnified Party shall deliver to the Indemnifying Party promptly, and in any event within five (5) business days following written notice that the Indemnifying Party has assumed the defense, all information and documentation received by the Indemnified Party from the Person making the claim with respect to such claim, suit or other legal proceeding. The Indemnified Party shall have the right to participate (at its cost and expense with counsel of its choice) in the defense thereof, subject to the rights of the Indemnifying Party to control the defense. The Indemnified Party shall cooperate fully in all respects with the Indemnifying Party in any such defense, and in any compromise or settlement. The Indemnifying Party will not compromise or settle any claim, suit or other legal proceeding without approval of the Indemnified Party, which approval will not be unreasonably withheld; provided, however, that the Indemnified Party shall consent to any compromise or settlement recommended by the Indemnifying Party to pay an agreed amount in respect of the liability in connection with such claim, suit or other legal proceeding; provided, that such compromise or settlement fully releases the Indemnified Party from any further claim with respect to the applicable matter.

     b. Notwithstanding any other provision of this SECTION 12.6, to the extent that a claim, suit or other legal proceeding is based on Licensed Intellectual Property, Seller shall have the right to assume and control the defense of such claim, suit or other legal proceeding, at its full cost and expense, to the extent related to such Licensed Intellectual Property; provided, (i) Purchaser shall have the right to participate in such defense and retain counsel of its choice at Purchaser's cost and expense (subject to Seller's right to control such defense) (ii) Seller shall not settle such claim, suit or legal proceeding without Purchaser's consent, such consent not to be unreasonably withheld, and (iii) Purchaser shall not settle any claim, suit or other legal proceeding based upon the Licensed Intellectual Property without Seller's consent, such consent not to be unreasonably withheld.

     c. Payments under this ARTICLE 12 and under ARTICLE 9 shall be treated by Purchaser and Seller as purchase price adjustments, and Purchaser and Seller shall file all Tax Returns consistent with such treatment. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not be indemnified or reimbursed for any tax consequences arising from receipt of an indemnity payment, including without limitation any adjustments to the basis of any asset resulting from an adjustment to the purchase price or any additional or reduced taxes resulting from any such basis adjustment.

     d. Except as set forth in SECTION 13.7 (Remedies) or as primarily related to the Guaranteed Receivables Amount or any other indemnification obligations in this Agreement, the sole remedy for any claim, suit, or other legal proceeding by a

          Party arising out of, resulting from or relating to any breach of any warranty or the inaccuracy of any representation made by the other Party, or the failure of the other Party to perform any of the agreements or undertakings made by the other Party in this Agreement or the Ancillary Agreements, shall be governed by and limited to the provisions of this ARTICLE 12 and ARTICLE 9. Subject to the preceding sentence, such remedy shall be exclusive and shall be in lieu of any other remedies to which either Party may be entitled at law or in equity under this Agreement.

                                  ARTICLE 13


                           MISCELLANEOUS PROVISIONS

13.1  AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or
      --------------------------
      supplemented only by written agreement of each of the Parties hereto.

13.2 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, transmitted by facsimile or mailed, first-class certified mail with postage paid:

      a.  If to Seller:

          GTE Government Systems Corporation
          77 "A" Street
          Needham, MA  02194
          Attn:  Vice President & General Counsel
          Fax Number: 781-455-3784

          with a copy to:


          GTE Service Corporation
          SVC04A01
          1255 Corporate Drive
          Irving, TX  75038-2518
          Attn:  Associate General Counsel
               Domestic Strategic Transactions
          Fax Number:  (972) 507-5339

      b.  If to Purchaser:

          TCSI Corporation
          1080 Marina Village Parkway
          Alameda, CA  94501-1046
          Attn:  Chief Financial Officer
          Fax Number:  (510) 749-8131
          with a copy to:


          Morrison & Foerster LLP
          425 Market Street
          San Francisco, CA  94105-2482
          Attn:  Robert Townsend
          Fax Number: (415) 268-7522

      or to such other person or address as either Party hereto shall furnish to the other Party hereto in writing pursuant to this SECTION 13.2.

13.3  ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit
      ----------
      of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Purchaser, on the one hand, or Seller, on the other hand, without the prior written consent of the other; provided, however, that (a) Seller may assign this Agreement or any interest herein (i) in connection with a change of control, merger or reorganization of Seller or a sale of all or substantially all of Seller's assets; provided, that such assignee/purchaser agrees in writing to be bound by the obligations of Seller arising under this Agreement and the Ancillary Agreements or (ii) to any other Person; provided, that Seller remains fully liable for the performance of all its obligations hereunder and such assignee agrees in writing to be bound by the obligations of Seller arising under this Agreement and the Ancillary Agreements and (b) Purchaser may assign this Agreement or any interest herein (i) in connection with a change of control, merger or reorganization of Purchaser or a sale of all or substantially all of the Acquired Assets or the assets of the Business as it is then conducted by Purchaser or a sale of WorldWin or one or more of its principal components (i.e. InExchange, InView, InService and InForm); provided, that such assignee/purchaser agrees in writing to be bound by the obligations of Purchaser arising under this Agreement and the Ancillary Agreements or (ii) to any other Person; provided, that Purchaser remains fully liable for the performance of all its obligations hereunder and such assignee agrees in writing to be bound by the obligations of Purchaser arising under this Agreement and the Ancillary Agreements.

13.4  GOVERNING LAW; CONSENT TO JURISDICTION.
      ---------------------------------------
      a. This Agreement shall be governed by the law of the State of New York regardless of the laws that might otherwise govern under applicable conflicts of laws principles.

     b. Purchaser and Seller irrevocably submit to the exclusive jurisdiction of (i) any Delaware state court and any Federal court located in Delaware (collectively the "Delaware Courts") and (ii) any California state court and any Federal court located in California (collectively the "California Courts") for the purposes of any suit, action or other proceeding arising out of this Agreement or any of the Ancillary Agreements or any transaction contemplated hereby or thereby. Purchaser and Seller further agree that service of any process, summons or notice at the address set forth in SECTION 13.2 shall be effective service of process for any action, suit or proceeding in Delaware or California with respect to any matters to which they have submitted to jurisdiction as set forth above. Purchaser and Seller irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any of the Ancillary Agreements or the transactions contemplated hereby or thereby in the Delaware Courts or in the California Courts and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Except to the extent required to enforce any order (including any order for injunctive relief, award or judgment of or by the Delaware Courts or the California Courts), Purchaser and Seller agree not to pursue any legal action against the other Party in respect of the transactions contemplated hereby or by the Ancillary Agreements or in any manner related thereto other than in the Delaware Courts or in the California Courts.

13.5  COUNTERPARTS; FACSIMILE. This Agreement may be signed and delivered either
      -----------------------
      originally or by facsimile, and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.6  ENTIRE AGREEMENT. This Agreement, the Ancillary Agreements and the Non-
      ----------------
      Disclosure Agreement embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the Parties hereto with respect to such subject matter.

13.7  REMEDIES. The Parties acknowledge and agree that the transactions
      --------
      contemplated by this Agreement or any of the Ancillary Agreements are unique and that, prior to and after the Closing, remedies at law, including monetary damages, will be inadequate in the event of a breach by either Party in the performance of its obligations under this Agreement or any of the Ancillary Agreements. Accordingly, the Parties agree that in the event of any such breach, the non-breaching Party shall be entitled to seek injunctive and/or equitable relief, including a decree of specific performance pursuant to which the breaching Party is ordered to affirmatively carry out its obligations under this Agreement or the Ancillary Agreements. The foregoing shall not be deemed to be or construed as a waiver or election of equitable remedies by the non-breaching Party, and each Party hereto expressly reserves any and all rights and remedies available to it in equity in the event of any breach or default by the other Party hereto under this Agreement or under the applicable Ancillary Agreements.

13.8  THIRD PARTIES. Except for the indemnity provisions of ARTICLE 9 and
      -------------
      ARTICLE 12, which are also for the benefit of the Parties identified therein, nothing in this are also for the benefit of the Parties identified therein, nothing in this Agreement, whether express or implied, is intended to: (a) confer any rights or remedies on any person other than Seller and Purchaser, and their respective successors and permitted assignees; (b) relieve or discharge the obligation or liability of any third party; or (c) give any third party any right of subrogation or action against Seller or Purchaser.

13.9  PUBLICITY. Except for those matters set forth on SCHEDULE 13.9 or
      ---------
      substantially similar in content to SCHEDULE 13.9, neither Seller nor Purchaser shall issue or cause the publication of any press release or other similar public announcement with respect to the terms and conditions of this Agreement and the transactions it contemplates without the prior consent of the other Party; provided, that: (a) such consent shall not be unreasonably withheld; (b) if either Party submits to the other Party a written request setting forth in reasonable detail the contents of a proposed press release or other similar public announcement, the other Party shall be deemed to have consented to such request unless it responds in writing setting forth in reasonable detail the reasons that it is withholding consent within three (3) business days of receiving such request; (c) it shall be deemed to be unreasonable for either Party to withhold consent with respect to material as to which such Party has previously granted its consent to a press release or similar public announcement; and (d) either Party may, upon reasonable notice to the other Party, issue such press releases and make such filings as may be required by law.

13.10  SCHEDULES AND EXHIBITS. All Schedules and Exhibits referred to herein are
       ----------------------
       intended to be and hereby are specifically made a part of this Agreement.

13.11  SEVERABILITY. If any provision of this Agreement shall be held by a court
       ------------
       of competent jurisdiction to be invalid, unenforceable or void, then such provision shall be construed, to the extent feasible, so as to render it enforceable and to provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth herein and, if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential and material to the rights of either Party. In such event, the Parties shall negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly conveys the Parties' intent in entering into this Agreement.

13.12  NO PARTNERSHIP. Except as expressly set forth in SECTION 2.5, neither
       --------------
       Party shall have the right or authority to bind the other Party or to act as agent of the other Party. Except as expressly set forth in SECTION 2.5, the Parties do not intend to create a partnership or agency relationship by entering into this Agreement.

13.13  WAIVER. Neither the waiver by either Party of a breach of, or a default
       ------
       under, any of the provisions of this Agreement or the Ancillary Agreements, nor the failure of either Party, on one or more occasions, to enforce any of the provisions of this Agreement or the Ancillary Agreements or to exercise any right or privilege hereunder or thereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any of such provisions, rights, or privileges hereunder or thereunder.

13.14  CONFLICTS BETWEEN AGREEMENTS. The Parties acknowledge and agree that in
       ----------------------------
       the event any provision of this Agreement conflicts with any provision of an Ancillary Agreement, the terms of this Agreement shall control, and the Parties shall cooperate to cause such Ancillary Agreement to be amended promptly to conform it with the terms hereof.

IN WITNESS WHEREOF, the Parties, acting through their duly authorized representatives, have executed this Agreement as of the day and year first above written.


GTE GOVERNMENT SYSTEMS CORPORATION


BY: /s/ RICHARD F. UMLAH
   -------------------------------------

TITLE: Vice President
       ---------------------------------


TCSI Corporation


BY: /s/ ARTHUR H. WILDER
   -------------------------------------

TITLE: Chief Financial Officer
      ----------------------------------